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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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265 Exchange Drive, Suite 100 Crystal Lake, Illinois 60014 815-477-0424
March 22, 2018

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 2, 2018. At the meeting, we will review AptarGroup's performance for fiscal year 2017 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice contains instructions on how you can receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail.

        The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.

        I look forward to seeing you on May 2 and addressing your questions and comments.

Sincerely,

Stephan B. Tanda President and Chief Executive Officer

265 Exchange Drive, Suite 100 Crystal Lake, Illinois 60014 815-477-0424
March 22, 2018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2018: The Proxy Statement and the 2017 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. ("Aptar") will be held on May 2, 2018, at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 to consider and take action on the following:

1.
To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2021;

2.
To approve, on an advisory basis, Aptar's executive compensation;

3.
To approve the 2018 Equity Incentive Plan;

4.
To ratify the appointment of the independent registered public accounting firm for 2018; and

5.
To transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation, FOR the approval of the 2018 Equity Incentive Plan and FOR the ratification of the appointment of the independent registered public accounting firm for 2018.

        Stockholders owning our common stock as of the close of business on March 9, 2018 are entitled to vote at the annual meeting. Each stockholder has one vote per share. If you would like to attend the annual meeting, you will be asked to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the meeting room for the annual meeting. We will not permit cameras or other recording devices in the meeting room.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the preferred voting method), by calling the toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Robert W. Kuhn Secretary

i

ii

PROXY SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2018 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 2, 2018 at 9:00 a.m. (local time)
Place:	Offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, IL 60603
Record Date:	March 9, 2018

Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	6
2. Advisory vote on executive compensation	FOR	25
3. Approval of 2018 Equity Incentive Plan	FOR	26
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2018	FOR	34

Our Director Nominees

					Current Committee Memberships
									Other Current Public Boards
		Director Since
Name	Age		Principal Occupation	Independent	AC	MDC	CGC	EC
Andreas C. Kramvis	65	2014	Operating Partner at AEA Investors	YES	X				1
Maritza Gomez Montiel	66	2015	Retired Deputy CEO and Vice Chairman of Deloitte LLP	YES	CC				2
Jesse Wu	61	2018	Private Equity Advisor	YES					3
Ralf K. Wunderlich	51	2009	Private Equity Advisor and Operating Partner	YES			X		1

AC = Audit Committee	MDC = Management Development and Compensation Committee	CGC = Corporate Governance Committee	EC = Executive Committee	CC = Committee Chair

Our Corporate Governance Facts

✓
10 of 12 Directors are Independent
✓
Majority Voting for Directors and Director Resignation Policy in Uncontested Elections
✓
Separate Independent Chairman & CEO
✓
Director Age Limits
✓
25% of Board is Composed of Women
✓
Independent Directors Meet Regularly in Executive Session
✓
Annual Board and Committee Self-Evaluations
✓
Annual Advisory Approval of Executive Compensation
✓
Stock Ownership Requirements for Directors and Executive Officers
✓
Prohibits Directors and Executive Officers from Hedging or Pledging Stock

Our Executive Compensation Philosophy and Objectives

          Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders, and secondly, to retain our experienced management team. The following factors demonstrate our performance objectives:

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

  •
  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites.

265 Exchange Drive, Suite 100
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the business to be conducted at the annual meeting of stockholders of AptarGroup, Inc. ("Aptar" or "Company") to be held on May 2, 2018, beginning at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of Aptar's Board of Directors ("Board of Directors" or "Board") to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 22, 2018.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 9, 2018 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 9, 2018, there were 62,343,529 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

  •
  To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2021

  •
  To approve, on an advisory basis, our executive compensation

  •
  To approve the 2018 Equity Incentive Plan

  •
  To ratify the appointment of the independent registered public accounting firm for 2018

        The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

  •
  FOR all of the director nominees

  •
  FOR the resolution on executive compensation

  •
  FOR the 2018 Equity Incentive Plan

  •
  FOR the ratification of the appointment of the independent registered public accounting firm for 2018

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        If you are a record holder, you can vote your proxy in any of the following ways:

  ♦
  By Internet: Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

  ♦
  By Telephone: You can vote by telephone by following the instructions on the proxy card.

  ♦
  By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

  ♦
  In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by one of the methods specified above.

        When voting on each nominee or proposal, you have three options:

    •
    Vote FOR a given nominee or proposal

    •
    Vote AGAINST a given nominee or proposal

    •
    ABSTAIN from voting on a given nominee or proposal

        If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

        If you are a record holder, you can revoke your proxy at any time before it is exercised by any of the following methods:

  •
  Entering a new vote by Internet or telephone

  •
  Submitting another signed proxy card with a later date

  •
  Writing to Aptar's Corporate Secretary

  •
  Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Aptar's common stock on March 9, 2018. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present in person or by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. The approval of each other proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of twelve members divided into three classes, with one class of directors elected each year for a three year term. Mr. King Harris, our Chairman of the Board, is retiring at the annual meeting and, accordingly, the Board of Directors will be reduced to eleven members effective at the annual meeting. As previously disclosed, Mr. Fotiades, who has been a director since 2011 and is an independent director, was elected by the Board to replace Mr. Harris as Chairman of the Board, effective at the annual meeting. The Board of Directors proposes the nominees below, all of whom are currently serving as directors, to be elected or re-elected to a term expiring at the 2021 annual meeting.

        From time to time, the Corporate Governance Committee of the Board of Directors has retained the services of executive search firms to assist in identifying potential director candidates for appointment to the Board. In 2017, the Corporate Governance Committee engaged Egon Zehnder International for the purpose of identifying potential candidates. As a result of this engagement, Mr. B. Craig Owens and Mr. Jesse Wu were identified as qualified director candidates and were appointed to the Board effective February 2018. Mr. Wu is standing for election at the annual meeting.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of directors experience. In 2017, Aptar was recognized by the Women's Forum of New York as a "Corporate Champion" for gender diversity in the boardroom.

        Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors' conclusion that he or she should serve or continue to serve as a director. In addition, set forth below is the year during which each director began serving on the Board of Directors and his or her age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2021

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Andreas C. Kramvis	2014	65	Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi-industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). He is a director of Axalta Coating Systems Ltd. (a NYSE-listed developer, manufacturer and seller of liquid and powder coatings).

			The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Maritza Gomez Montiel	2015	66	Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (a NYSE-listed spice, herb and flavoring manufacturer) and Royal Caribbean Cruises Ltd. (a NYSE-listed global cruise company).

			The Board of Directors concluded that Ms. Montiel should continue to serve as a director of Aptar due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an "audit committee financial expert" as defined by the SEC.
Jesse Wu	2018	61
			Mr. Wu is an advisor to private equity firms. From 2003 through 2016, Mr. Wu held senior leadership roles at Johnson & Johnson (multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company) including Chairman of Johnson & Johnson China and Worldwide Chairman of the company's Consumer Healthcare Division. Mr. Wu is a director of The a2Milk Company Limited (an ASX- and NZX-listed company that commercializes intellectual property relating to a2 milk and related products), Shanghai Kehua Bio-Engineering Co. Ltd. (a SZSE-listed manufacturer of in vitro diagnostic products) and Li-Ning Company Limited (a SEHK-listed manufacturer of athletic shoes and sporting goods).

			The Board of Directors concluded that Mr. Wu should continue to serve as a director of Aptar due to his knowledge of and background in consumer products and his international experience, including his extensive experience working in China.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Ralf K. Wunderlich	2009	51	Mr. Wunderlich is an advisor and operating partner to several private equity companies. He was a member of Amcor Limited's Global Executive Team and was President of the business group Amcor Flexibles Asia Pacific (packaging solutions) from 2010 to 2016. Mr. Wunderlich was a director of AMVIG Holdings Limited (a SEHK-listed cigarette packaging and printing company) from 2010 to 2015. Mr. Wunderlich is a director of Essentra PLC (a LSE-listed supplier of plastic and fibre products).

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

The Board of Directors recommends a vote FOR each of the nominees for director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2019

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	73	Mr. Chevassus has been President of COSFIBEL Group (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of Aptar in part due to his executive role as President of COSFIBEL Group, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to Aptar, and his global financial and senior management experience.
Stephen J. Hagge	2001	66
			Mr. Hagge was the President and Chief Executive Officer of Aptar from 2011 until February 1, 2017. From February 1, 2017 through March 31, 2017, Mr. Hagge served as Special Advisor to the Chief Executive Officer of Aptar. Mr. Hagge is a director of CF Industries Holdings, Inc. (a NYSE-listed nitrogen fertilizer manufacturer).

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of Aptar in part due to his previous role as President and Chief Executive Officer, his deep understanding of Aptar's business, as demonstrated by his more than 30 years as an executive of Aptar and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	62	Ms. Kampouri Monnas is an independent consultant and serves on the boards of several global companies. Ms. Kampouri Monnas is a member of the supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (a Euronext-listed provider of human resource services based in Amsterdam), as well as a director of Puig S.L. (fragrances, beauty and fashion products company based in Spain) and Imerys S.A. (a Euronext-listed producer of industrial minerals, based in France).

			The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her experience from previously holding senior executive positions at leading global consumer marketing companies including Joh. Benckiser GmbH (consumer products company) and The Procter & Gamble Company (consumer products company), her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Stephan B. Tanda	2017	52	Mr. Tanda became President and Chief Executive Officer of Aptar on February 1, 2017. Prior to this, Mr. Tanda served from 2007 until 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM's Nutrition and Pharma activities, as well as DSM's presence in the Americas and various corporate duties. Mr. Tanda was a director of Patheon NV (formerly a NYSE listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific on August 29, 2017.

			The Board of Directors concluded that Mr. Tanda should serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2020

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	2011	64	Mr. Fotiades has been Operating Partner at Five Arrows Capital Partners (U.S. private equity business of Rothschild Merchant Banking) since April 2017. From 2007 through April 2017, he was Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). He is a director of the following NYSE-listed companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp. (infection prevention and control products). Effective at the annual meeting, Mr. Fotiades will assume the role of Chairman of the Board of Aptar.

			The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar in part due to his experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb's Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
B. Craig Owens	2018	63	Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 through 2014. In addition, he was the Chairman of the company's Operating Committee. Mr. Owens is a director of J. C. Penney Company, Inc. (a NYSE-listed U.S. department store chain) and Dean Foods Company (a NYSE-listed U.S. food and beverage company).

			The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, which is particularly relevant for Aptar's Food + Beverage business, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets.
			This experience has also led the Board to determine that Mr. Owens is an "audit committee financial expert" as defined by the SEC.
Dr. Joanne C. Smith	1999	57
			Dr. Smith is a physician at the Shirley Ryan AbilityLab (formerly the Rehabilitation Institute of Chicago or "RIC") and became the AbilityLab's President and Chief Executive Officer in 2006. Dr. Smith is a director of Performance Health, Inc. (rehabilitation and wellness products manufacturer). From 2003 to 2015, Dr. Smith was a director of Hill-Rom, Inc. (a NYSE-listed healthcare and medical technology, formerly Hillenbrand Industries).

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptar in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptar's Pharma business, and her strategic planning, operations and senior management experience.

CORPORATE GOVERNANCE

        Aptar's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the Aptar website at the following address: investors.aptar.com. The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. Aptar's Code of Business Conduct and Ethics ("Code of Conduct") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code of Conduct covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Aptar's business. Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website within the time period required by the SEC and the New York Stock Exchange ("NYSE").

Sustainability

        Aptar is committed to economic, social and environmental sustainability. Our sustainability report can be found on the Sustainability page of the Aptar website at www.aptar.com.

Policy Against Hedging and Pledging

        Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

Common Stock Ownership Guidelines

        In 2015, the Board adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer. This currently represents a value of $375,000 for a non-executive director who is not serving as Chairman of the Board, and $750,000 for the Chairman of the Board. Under the guidelines, directors have to achieve the respective level of ownership within a phase-in period consisting of five years from the measurement date of April 17, 2015, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director. As of December 31, 2017, every non-executive director (including the Chairman of the Board) is either in compliance with the guidelines or within the phase-in period.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Management Development and Compensation, Corporate Governance and Executive Committees. Each committee is governed by a written charter approved by the Board. Each member of the Audit, Management Development and Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors." Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Risk Oversight

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by management. This presentation includes an assessment and discussion of various risks, including but not limited to operational, credit, cybersecurity and compensation practice risks. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

        The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, the general consistency of the Company's compensation practices over many years, and that certain annual performance incentive elements consider multiple year benchmarks.

Independence of Directors

        Our Corporate Governance Principles were revised in January 2018 to provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO and any non-independent director serving on the Board as of January 2018). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar. Our Board has determined that ten out of twelve current directors are independent in accordance with the NYSE listing standards. Those individuals determined to be independent are: A. Chevassus, G. Fotiades, M. Gomez Montiel, K. Harris, G. Kampouri Monnas, A. Kramvis, C. Owens, J. Smith, J. Wu and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

  •
  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

  •
  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

  •
  The director is a current employee of such Firm.

  •
  The director has an immediate family member who is a current employee of such Firm and who personally works on the Company's audit.

  •
  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director. As of the date of the annual meeting, Mr. Fotiades—who has been elected to succeed Mr. Harris as Chairman—will become Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at

Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters—Stockholder Proposals and Nominations" for a director nomination.

        In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the listing standards of the NYSE. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Corporate Governance Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Corporate Governance Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. The Corporate Governance Committee may engage outside advisors to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

        Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes "FOR" that director's election that exceeds the number of votes cast "AGAINST" that director's election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of "FOR" votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation shall not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. Communications

received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar's independent directors.

Audit Committee

        The Board has determined that each member of the Audit Committee is independent in accordance with the requirements of the NYSE and an "audit committee financial expert" as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this latter determination, the Board considered, among other things, the relevant experience of each member as described under "Election of Directors" in this proxy statement. The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of Aptar and reviews Aptar's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of Aptar's independent registered public accounting firm and is responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm. This committee also reviews Aptar's process for monitoring compliance with laws, regulations and its Code of Conduct. The Audit Committee also approves or ratifies all related person transactions in accordance with Aptar's Related Person Transactions Policy.

Management Development and Compensation Committee (formerly the Compensation Committee)

        The Management Development and Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority other than to subcommittees. The Management Development and Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. The Management Development and Compensation Committee provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis."

        The Management Development and Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation. For a further discussion of compensation information provided to the Management Development and Compensation Committee by management, see our "Compensation Discussion and Analysis."

        Under the Management Development and Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. In 2017, the Management Development and Compensation Committee engaged Willis Towers Watson to be the Management Development and Compensation Committee's adviser and has also done so for 2018. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Board who served on the Management Development and Compensation Committee in 2017 has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by Aptar under the SEC's rules requiring disclosure of certain relationships and related party transactions.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. Additional information regarding director nominations can be found under the heading "Nomination of Directors."

        The Corporate Governance Committee develops and recommends to the Board, Aptar's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as Aptar. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee. This committee also oversees evaluation of the Board, its committees and management.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of Aptar.

BOARD MEETING ATTENDANCE

        The Board met 9 times in 2017. During 2017, no director attended fewer than 75% of the aggregate number of meetings of the Board held during such director's term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Tanda and Harris attended the 2017 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD IN 2017
Name	Audit		Management Development and Compensation		Corporate Governance		Executive

A. Chevassus (I)					X
G. Fotiades (I)			X	*			X
M. Gomez Montiel (I)	X	*
S. Hagge
K. Harris (I)	X		X				X	*
G. Kampouri Monnas (I)			X
A. Kramvis (I)	X
C. Owens (I)
J. Smith (I)					X	*
S. Tanda							X
J. Wu (I)
R. Wunderlich (I)					X
Number of Meetings in 2017	8		5		4		2

X*—Chairperson; (I)—Independent Director

        Effective April 24, 2018, Mr. Owens will serve on the Company's Audit Committee and Mr. Wu will serve on the Company's Management Development and Compensation Committee.

BOARD COMPENSATION

        Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. In 2017, cash compensation of non-employee directors consisted of the following:

  (1)
  an annual retainer of $75,000;

  (2)
  additional annual retainers of:

    •
    $15,000 for the Chairperson of the Audit Committee

    •
    $12,500 for the Chairperson of the Management Development and Compensation Committee

    •
    $10,000 for the Chairperson of the Corporate Governance Committee

    •
    $11,000 for members of the Audit Committee

    •
    $7,000 for members of the Management Development and Compensation, Corporate Governance and Executive Committees; or

  (3)
  in lieu of the annual retainers, an annual fee of $150,000 for the Chairman of the Board, who is not an executive of Aptar

        Following a review of a competitive analysis and benchmarking by Willis Towers Watson, in 2017, the Board approved a $1,500 increase to the annual retainers for the Corporate Governance Chairperson and the Management Development and Compensation Chairperson.

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings, and each director is eligible to participate in Aptar's matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person. No retirement benefits or perquisites are provided to any non-employee director.

        In addition, each non-employee director received an equity grant under the 2016 Equity Incentive Plan with a grant date fair value equal to approximately $130,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $150,000. Accordingly, on May 3, 2017, each non-employee director (other than the Chairman of the Board) was granted 1,616 Restricted Stock Units ("RSUs") and the Chairman of the Board was granted 1,865 RSUs. The 2017 RSUs vest on May 2, 2018.

        The following table includes fees paid in cash during 2017 and the grant date fair value of RSUs granted during 2017 to each non-employee director. While serving as an employee of Aptar Mr. Hagge did not, and Mr. Tanda does not, receive additional compensation for service as a director of Aptar. Please see the 2017 Summary Compensation Table for the compensation received by Messrs. Hagge and Tanda in their respective capacities as Chief

Executive Officer of the Company and in the case of Mr. Hagge, also as his role as Special Advisor to the CEO.

2017 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

A. Chevassus	82,000	130,007	—	212,007
G. Fotiades	101,500	130,007	—	231,507
M. Gomez Montiel	101,000	130,007	—	231,007
S. Hagge	81,250	130,007	—	211,257
K. Harris	150,000	150,039	—	300,039
G. Kampouri Monnas	82,000	130,007	—	212,007
A. Kramvis	86,000	130,007	6,000	222,007
P. Pfeiffer(4)	—	—	—	—
J. Smith	92,000	130,007	—	222,007
R. Wunderlich	82,000	130,007	—	212,007
(1)
The amounts reported in this column represent the grant date fair value of RSUs granted during 2017, calculated using the closing market price of our common stock on May 3, 2017 ($80.45). As of December 31, 2017, Mr. Harris held 1,865 RSUs and each other non-employee director held 1,616 RSUs.

(2)
The aggregate number of options outstanding as of December 31, 2017 for each non-employee director is as follows: A. Chevassus—9,500; G. Fotiades—38,000; S. Hagge—925,906 (all of which were granted prior to Mr. Hagge becoming a non-executive director and when he was an executive officer of the Company); K. Harris—38,000; G. Kampouri Monnas—12,667; A. Kramvis—9,500; and J. Smith—52,000.

(3)
Amounts reported include charitable contributions by Aptar, including under Aptar's matching gift program.

(4)
Mr. Pfeiffer's term as a director expired as of the annual meeting of stockholders held on May 3, 2017.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast an advisory vote at the annual meeting to approve the compensation of Aptar's Named Executive Officers ("NEOs") as disclosed in the Compensation Discussion and Analysis ("CD&A") and tabular disclosures of this proxy statement. This is not a vote on the Company's general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

        Aptar's compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

        The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company's short-term performance as well as equity-based elements (typically stock options, restricted stock units and long-term performance incentive awards such as our Outperformance awards) that provides for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

"Resolved, that the compensation of the Company's NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved."

PROPOSAL 3—APPROVAL OF THE 2018 EQUITY INCENTIVE PLAN

Introduction

        On March 19, 2018, the Board adopted the AptarGroup, Inc. 2018 Equity Incentive Plan ("2018 Plan"), subject to approval by Aptar's stockholders. A copy of the 2018 Plan is attached as Appendix A to this proxy statement.

        The 2018 Plan will replace the AptarGroup, Inc. 2016 Equity Incentive Plan ("2016 Plan"). The 2016 Plan is the only existing equity plan of the Company that is currently open for future issuance. As of March 9, 2018, there were 479,325 shares of common stock that remained available for future issuances under the 2016 Plan (assuming outstanding performance stock units are counted at target), and which will terminate and cease to be available for future grants if the 2018 Plan is approved by our stockholders. If the 2018 Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. The Board believes that Aptar has used equity in a reasonable manner under its prior equity plans, with a three-year average burn rate of approximately 2.49% of Aptar's outstanding shares of common stock.

        The following table sets forth information regarding outstanding options, full value awards and common shares outstanding as of March 9, 2018, for all Aptar equity award plans. These figures represent an update to those provided in our Form 10-K for the fiscal year ended December 31, 2017, filed on February 26, 2018, and in the section of this proxy statement entitled "Equity Compensation Plan Information," primarily as a result of stock option exercises and annual equity awards granted by the Management Development and Compensation Committee of the Board (the "Committee") on February 28, 2018. The outstanding options and full value awards disclosed below are not entitled to any dividends or dividend equivalents.

Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (years)	Full Value Awards Outstanding (#)(1)	Common Shares Outstanding (#)

8,279,992	64.03	6.30	323,390	62,343,529

(1)
Included in this column are 99,918 performance stock units (at target) that were granted by the Committee on February 28, 2018. Under the terms of the performance stock unit award agreements, the vesting level of the performance stock units may range from 0% to 200% based on Aptar's performance during the three-year performance period.

        Importance of the Plan.    The Board believes that the 2018 Plan will be an important part of Aptar's overall compensation program. The purpose of the 2018 Plan is to promote the long-term financial interests of Aptar and its affiliates by (i) attracting and retaining employees, non-employee directors, consultants, independent contractors, and agents; (ii) motivating award recipients by means of growth-related incentives; (iii) providing competitive incentive compensation opportunities; and (iv) further aligning the interests of award recipients with those of our stockholders.

        The 2018 Plan incorporates the following features:

  •
  It offers the ability to grant stock options, stock appreciation rights ("SARs"), restricted stock, and restricted stock units ("RSUs");

  •
  It requires a minimum vesting or performance period of one year that is applicable to 95% of the shares subject to the 2018 Plan, subject to accelerated vesting upon a change in control, termination of employment or service or as otherwise determined by the Committee;

  •
  It prohibits repricing of awards, the issuance of stock options or SARs below fair market value, and the transfer of nonqualified stock options or SARs by a participant for consideration;

  •
  It prohibits "liberal" share counting provisions, such as counting only the net number of shares issued upon exercise of an SAR, adding back shares withheld to satisfy taxes on any award or tendered to pay the exercise price of a stock option, and adding back shares repurchased by Aptar on the open market with the proceeds of an option exercise;

  •
  It prohibits dividends or dividend equivalents to be paid with respect to options and SARs; and

  •
  It prohibits the payment of dividends and dividend equivalents on a current basis with respect to restricted stock and RSUs—meaning that any dividends or dividend equivalents paid will be subject to the same vesting conditions as the underlying awards.

Description of the 2018 Plan

        The 2018 Plan will become effective upon stockholder approval and will terminate 10 years later unless terminated sooner by the Board or Committee. A summary of the material features of the 2018 Plan is provided below. The summary is qualified in its entirety by, and made subject to, the complete text of the 2018 Plan attached as Appendix A to this proxy statement.

2018 Plan Share Limits

        The maximum number of shares of common stock authorized to be issued under the 2018 Plan is 950,000 (reduced by the number of shares of common stock subject to awards granted under the 2016 Plan on or after March 9, 2018), all of which may be issued under the 2018 Plan in connection with incentive stock options ("ISOs") under Section 422 of the Code. The number of shares of common stock that remain available for future grants under the 2018 Plan will be reduced by the sum of the aggregate number of shares of common stock which become subject to an outstanding award. Shares of common stock available under the 2018 Plan may be treasury shares reacquired by Aptar or authorized and unissued shares, or a combination of both.

        Under the terms of the 2018 Plan, to the extent that shares of common stock subject to an outstanding award granted under either the 2018 Plan or any equity compensation plan previously maintained by Aptar on behalf of employees or non-employee directors (a "Prior Plan") are not issued or delivered by reason of (i) the expiration, termination, cancellation, or forfeiture of such award or (ii) the cash settlement of such award, then such shares of common stock will again be available under the 2018 Plan. The number of shares that again become available pursuant to this paragraph will be equal to one share for each share subject to an award described in this paragraph; provided, however, any shares from a Prior Plan that become available again under the 2018 Plan pursuant to this paragraph will be added to the available share reserve based on the share deduction ratio set forth in such Prior Plan.

        The 2018 Plan prohibits "liberal share recycling"—meaning that shares of common stock will not again be available under the 2018 Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to an award, (ii) if withheld to pay the exercise price of stock options or SARs awarded or (iii) if repurchased by Aptar on the open market with the proceeds of an option exercise.

Non-Employee Director Award Limit

        The aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted during any fiscal year to any non-employee director is equal to $500,000, provided that this value will be multiplied by two for awards granted to a non-employee director in the year in which he or she commences services on the Board.

Terms of the Plan

        Administration; Eligibility.    The 2018 Plan will be administered by the Committee. The 2018 Plan empowers the Committee, among other things, to (i) select participants; (ii) make awards in such forms and amounts as the Committee will determine; (iii) impose limitations, restrictions and conditions upon awards as the Committee deems appropriate; (iv) approve forms to carry out the purposes and provisions of the 2018 Plan; (v) interpret the 2018 Plan; (vi) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the 2018 Plan; (vii) correct any defect or omission or reconcile any inconsistency in the 2018 Plan or award granted under the 2018 Plan; and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2018 Plan. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding awards will lapse, (iii) all or a portion of the performance period applicable to any outstanding awards will lapse and (iv) the performance goals (if any) applicable to any outstanding awards will be deemed to be satisfied at the target, maximum or any other interim level.

        All grants of awards under the 2018 Plan are within the discretion of the Committee. The Committee will not have authority to reprice any stock option or SAR granted under the 2018 Plan without stockholder approval.

        Under the terms of the 2018 Plan, participants in the 2018 Plan will consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of Aptar and its affiliates as the Committee in its sole discretion may select from time to time. As of March 9, 2018, all Aptar employees (approximately 11,900 individuals) and non-employee directors (11 individuals) would be eligible to participate in the 2018 Plan if selected by the Committee.

        Minimum Vesting and Performance Period Requirements.    The 2018 Plan includes a minimum vesting and, if applicable, a minimum performance period of one year with respect to 95% of the shares subject to the 2018 Plan. Vesting may accelerate upon a change in control, a termination of employment or service, including in the case of a termination without cause, constructive discharge, or termination of employment or service due to death, disability, or retirement, or as otherwise determined by the Committee. The minimum vesting and performance period restrictions are not required with respect to the number of shares that does not exceed five percent of the total number of shares available for awards under the 2018 Plan.

        Options.    An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an option price that is fixed at the time the option is granted. Options may be either ISOs or other options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an Aptar affiliate that is not an Aptar "subsidiary corporation" (as such term is used in Section 422(b) of the Code) or any non-employee director, consultant, independent contractor agent. The exercise price of an option may not be less than 100% of the fair market value of a share of common stock at the time the option is granted (or 110% in the case of an ISO granted to a holder of more than 10% of the common stock (a "10% Holder")), unless the option was an award granted upon the assumption of, or substitution for, an outstanding equity award previously granted by another company in connection with a corporate transaction (a "Substitute Award"), in which case the exercise price will instead be subject to other requirements under the 2018 Plan. Subject to the minimum vesting requirements in the 2018 Plan, an option will be exercisable at such time or times as the Committee determines at the time of grant, provided that an option may not be exercised later than 10 years after its date of grant (five years in the case of an ISO granted to a 10% Holder). The 2018 Plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination of cash and common stock, with the proceeds from the sale of the shares purchased through an arrangement with a broker, or by authorizing Aptar to withhold whole shares that would otherwise be delivered upon the exercise of the option. No dividend equivalents will be paid on any options.

        SARs.    An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a base price. Aptar will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), or to the extent provided for in an applicable award agreement, cash or a combination of cash and common stock, as the Committee may determine. An SAR may be granted in tandem with a previously or contemporaneously granted option or independent of any option. The base price of an independent SAR will be fixed by the Committee at not less than 100% of the fair market value of a share of common stock on the date of grant, unless the SAR is a Substitute Award, in which case the base price will instead be subject to other requirements under the 2018 Plan. An SAR granted in tandem with an option will entitle the optionee, in lieu of exercising the option, to receive (i) the excess of the fair market value of a share of common stock on the date of exercise over the option price multiplied by (ii) the number of shares as to which the optionee is exercising the SAR. If an SAR is granted in tandem with an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised. Subject to the minimum vesting requirements in the 2018 Plan, each SAR will be exercisable at such time or times as the Committee determines at the time of grant, provided that an SAR may not be exercised later than 10 years after its date of grant. No dividend equivalents will be paid on any SAR.

        Restricted Stock.    Subject to the minimum vesting requirements in the 2018 Plan, the Committee may grant restricted common stock with such restriction periods as the Committee designates. A restricted stock award may be subject to other conditions of vesting, including performance goals, as the Committee establishes. Except as otherwise provided in the 2018 Plan, the participant may not sell, assign, transfer, pledge, or otherwise encumber shares of restricted stock. Except for restrictions on transfer and other restrictions as the Committee may impose, the participant will have all the rights of a holder of common stock as to restricted stock; provided that cash dividends payable on the common stock during the restriction period or the performance period, as the case may be, will be subject to the same restrictions as those on the shares of restricted stock.

        Restricted Stock Units.    Subject to the minimum vesting requirements in the 2018 Plan, the Committee may award RSUs with such restriction periods as the Committee designates. An RSU may be subject to other conditions to vesting, including performance goals, as the Committee may establish. Each RSU represents the right to receive one share or, to the extent permitted in the applicable award agreement, the fair market value in cash of one share upon the expiration of the restriction period. A participant holding RSUs will not have the rights of a holder of common stock. Any dividend equivalents paid to a holder of an RSU will be subject to the same vesting conditions as the underlying award.

        Performance Goals.    Performance goals may include, but are not limited to, the corporate-wide or affiliate, business segment, division, operating unit, or individual measures set forth below. In its discretion, the Committee may establish any other objective or subjective corporate-wide or affiliate, division, operating unit or individual measures as performance goals, whether or not listed in the 2018 Plan.

  •
  Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes ("EBIT"); (3) earnings before interest, taxes, depreciation and amortization

    ("EBITDA"); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s); and (10) expense reduction;

  •
  Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total shareholder return; (9) increase in stockholder value; (10) attainment by a share of common stock of a specified market value for a specified period of time; and (11) price-to-earnings growth; and

  •
  Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production, and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business; (11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

        Deferral.    A participant may defer receipt of all or a portion of any award in accordance with procedures established by the Committee and in accordance with Section 409A of the Code.

        Transferability.    Awards will not be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Aptar or (ii) as a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant's lifetime only by the participant or the participant's legal representative or similar person. No award may be transferred by a participant for value or consideration.

        Fair Market Value.    Fair market value on any date means the closing price of a share of common stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date that was a trading date). On March 9, 2018, the closing price of our common stock on the New York Stock Exchange was $90.87.

        Surrender.    If provided by the Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Committee determines.

        Withholding.    The Committee will have the power to withhold, or require a participant to remit to Aptar, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the 2018 Plan. If permitted by the Committee, a participant may elect to satisfy such taxes by making a cash payment to Aptar, having shares issuable under the 2018 Plan withheld, by delivering other shares to Aptar, or with the proceeds from the sale of shares through an arrangement with a broker.

        Amendment of the Plan.    The Committee may amend the 2018 Plan, subject to any requirement of stockholder approval required by applicable law, rule, or regulation. No amendment may materially impair the rights of the holder of any outstanding award without his or her consent.

        Effective Date and Term of the Plan.    If approved by our stockholders, the 2018 Plan will be effective on the date of such approval. In the event that the 2018 Plan is not approved by our stockholders, the 2018 Plan will be null and void, and the 2016 Plan will continue in effect. The 2018 Plan will terminate ten years after its effective date, unless terminated earlier by the Board or Committee. Termination of the 2018 Plan will not affect the terms or conditions of any award granted prior to termination.

        Clawback of Awards.    Except to the extent prohibited by law, awards granted under the 2018 Plan and any cash payment or shares delivered pursuant to an award are subject to forfeiture and recovery by Aptar pursuant to any clawback or recoupment policy that Aptar may adopt from time to time, including any policy that Aptar may be required to adopt under the Dodd-Frank Act, or otherwise as required by law.

        New Plan Benefits.    The number of stock options or other forms of award that will be granted under the 2018 Plan is not currently determinable. Information regarding awards granted in 2017 under the 2016 Plan to the named executive officers is provided in the "2017 Summary Compensation Table" and the "2017 Grants of Plan-Based Awards" table. Information regarding awards granted in 2017 under the 2016 Plan to non-employee directors is provided in the "2017 Director Compensation" table.

Federal Income Tax Consequences

        The following is a brief summary of the U.S. federal income tax consequences of awards made under the 2018 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2018 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-United States tax consequences of participating in the 2018 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local, or non-United States tax laws before taking any actions with respect to any awards.

        Options.    A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Aptar will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

        SARs.    A participant will not recognize any taxable income upon the grant of an SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar upon such exercise, and Aptar will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

        Restricted Stock.    A participant will not recognize taxable income at the time shares subject to restrictions constituting a substantial risk of forfeiture are granted, and Aptar will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time such restricted stock is granted. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions constituting a substantial risk of forfeiture is deductible by Aptar as a compensation expense, except to the extent limited by Section 162(m) of the Code.

        Restricted Stock Units.    A participant will not recognize taxable income at the time an RSU award is granted, and Aptar will not be entitled to a tax deduction at that time. Upon the payment or settlement of any such award with unrestricted shares of common stock or cash, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding if the participant is an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar. This amount is deductible by Aptar as compensation expense, except to the extent limited by Section 162(m) of the Code.

        Section 162(m) of the Code.    Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer, the corporation's chief financial officer and certain other current and former executive officers of the corporation.

The Board of Directors recommends a vote FOR the approval of the 2018 Equity Incentive Plan.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

        Aptar is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP ("PwC") as Aptar's independent registered public accounting firm for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has audited Aptar's consolidated financial statements annually for over 25 years.

        As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar's independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar's independent registered public accounting firm for fiscal 2018, the Audit Committee evaluated, among other factors:

  •
  PwC's performance during fiscal year 2017 and in previous fiscal years, including the quality of PwC's services, the sufficiency of PwC's resources and the quality of the Audit Committee's ongoing discussions with PwC;

  •
  PwC's tenure as the Company's independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

  •
  the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;

  •
  the scope of PwC's independence program and its processes for maintaining its independence;

  •
  the scope of PwC's internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;

  •
  the appropriateness of PwC's fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

  •
  the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

        PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

        Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

        The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2017 and 2016 fiscal years and for other services rendered during the 2017 and 2016 fiscal years to Aptar and its subsidiaries.

Fee Category:	2017	% of Total	2016	% of Total
Audit Fees	$3,931,000	90%	$3,572,000	94%
Audit-Related Fees	148,000	3%	—	—
Tax Fees	215,000	5%	219,000	6%
All Other Fees	70,000	2%	—	—

Total Fees	$4,364,000	100%	$3,791,000	100%

        Audit Fees primarily represent amounts billed for the audit of Aptar's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

        Audit-Related Fees primarily represent amounts billed for evaluation of the Company's analysis of the implications of adopting a new accounting standard in the year preceding adoption.

        Tax Fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        All Other Fees primarily represent consulting services performed in connection with the Company's application for a permit.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar's independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

        The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2018.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2017, namely:

  •
  Stephan B. Tanda, our President and Chief Executive Officer ("CEO"), effective February 1, 2017;

  •
  Stephen J. Hagge, our former President and CEO, and Special Advisor to the CEO until he retired as an employee of Aptar on March 31, 2017;

  •
  Robert W. Kuhn, Executive Vice President and Chief Financial Officer ("CFO") and Secretary;

  •
  Salim Haffar, President of our Aptar Pharma segment;

  •
  Eldon Schaffer, President of our Aptar Beauty + Home segment; and

  •
  Gael Touya, President of our Aptar Food + Beverage segment.

        On February 1, 2017, Stephan Tanda succeeded Mr. Hagge as President and CEO of Aptar. For a discussion of the terms of Mr. Tanda's employment, please see "Employment Agreements" discussed below.

  Financial Highlights

        In 2017, Aptar reported:

  •
  Record annual net income of $220.0 million;

  •
  Record annual diluted earnings per share of $3.41; and

  •
  Return on equity of over 16%.

        Annual diluted earnings per share and return on equity were both components of the 2017 annual performance incentive formula (see "Elements of Our Compensation Programs—Annual Performance Incentives" discussed below).

  Strategy Highlights

        In 2017, we adapted our corporate strategy to reignite passion around the customer, empower talented people, and set the direction for future growth. Accordingly our strategy is intended to deliver increased value to our customers and stockholders through focus and execution in the following areas:

  •
  Successful Transformation: To strengthen our performance and deepen our position as a true market shaper, we will continually evaluate our business. Accordingly, we have launched a comprehensive business transformation plan within our Beauty + Home segment, and enterprise-wide in select general and administrative functions.

  •
  Driving Organic, Profitable Sales Growth: We are empowering local business teams with an increased emphasis on high growth economies across Asia and the Middle East in order to drive profitable growth.

  •
  Excellence in Core Business Functions: We have established three pillars of functional excellence to ensure we perform at best in class levels in the areas of innovation, operations and commercial practices.

  •
  Focus on Talent and Leadership: We are investing in international and diverse talent and creating a culture of inclusion with a focus on strong leadership and transparency at every level.

  •
  Partnerships and Acquisitions: We will continue to focus on growing the scale and scope of the company through strategic partnerships and acquisitions that will enable us to gain new technologies and enter new markets.

  Executive Compensation Highlights

        Our compensation practices in place during 2017 for our NEOs included the following governance elements that we believe support our compensation philosophies and objectives:

Governance elements supporting compensation philosophies and objectives

• An independent Management Development and Compensation Committee consultant, Willis Towers Watson
• Pay that is reasonable, with a significant portion delivered as performance-based
• Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
• Stock ownership guidelines, limits on NEO stock trading and prohibition of hedging or pledging Aptar equity securities
• Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent
• Absence of tax gross-up agreements with NEOs, other than those related to relocation benefits
• Reasonable retirement plans
• Limited annual perquisites

        The NEO compensation elements for 2017 were generally consistent with elements traditionally used by Aptar and are described in the table below:

Element	Description	Purpose

Salary	— Fixed cash compensation	— To facilitate attraction and retention
Annual Performance Incentives	— Cash incentive compensation	— To provide an incentive to achieve performance goals that are critical to the business and aligned with stockholder value creation
	— RSUs(1)	— To encourage executive officer stock ownership and provide a compensation opportunity that is weighted towards equity
Long-term Performance Incentives	— Stock options and RSUs	— To provide alignment with stockholder interest — To reward long-term success and growth — To facilitate retention
	— Outperformance awards (2)	— To provide alignment with stockholder interest — To provide an incentive opportunity that rewards for exceptional relative total shareholder performance
Other	— Post-termination compensation	— To facilitate attraction
	— Pension plans, profit sharing and savings plans	— To facilitate retention — To encourage saving for retirement
	— Perquisites	— To facilitate attraction and retention
(1)
RSUs are awarded in lieu of up to 50% of the annual cash incentive at the NEO's election.

In recognition of Messrs. Kuhn, Haffar, Schaffer and Touya's valuable contributions and to ensure continuity of executive service during and after the transition to Mr. Tanda as

  CEO, the Management Development and Compensation Committee determined it was in the best interest of Aptar to provide additional long-term incentive awards of RSUs ("Retention Awards") to Messrs. Kuhn, Haffar, Schaffer and Touya. The Retention Awards (i) were granted on January 4, 2017 with a fair market value of $1.2 million for Messrs. Kuhn, Haffar and Schaffer, and $600,000 for Mr. Touya; and (ii) are subject to three (3) year cliff vesting.

(2)
Outperformance awards granted under our Outperformance Total Shareholder Return ("TSR") Plan are paid only in the event of superior stockholder value creation that results in Aptar equaling or exceeding the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index.

        In order to facilitate the execution of our strategy, as well as our compensation philosophy and objectives (as further discussed below), we made enhancements to both our short- and long-term incentive practices for 2018. Generally, short-term incentives will be in the form of annual cash payments to our NEOs. These incentives are designed to reward, when earned, short-term performance and the achievement of the principal goals of our updated strategy. Short-term incentives will be based on a target percentage of salary, with payments determined by criteria based on profitability and sales growth improvement from the prior year. The short-term incentives are intended to motivate improvements in performance from the prior year. In order for payments to be made in connection with the short-term incentives, a threshold level of achievement must be reached. Our long-term incentives are updated to provide even greater alignment between the interests of our NEOs and our shareholders. Long-term incentives will include a combination of performance-based and time-vested RSU grants. The performance-based long-term incentives will vest based on attaining certain return on capital targets, as well as TSR, and will be granted as Performance Share Units ("PSUs"). The PSUs provide variable compensation and will only vest if certain performance thresholds are met. With respect to the TSR metric in connection with the PSUs, the Management Development and Compensation Committee retains negative discretion to reduce vesting levels as it deems appropriate. The time-vested long-term incentives will include RSUs that vest over a three year service period. We have eliminated stock options as a component of our current NEO compensation program. We believe these updates will enhance direct alignment with the interests of our shareholders by linking potential payouts to total shareholder performance, as well as facilitate our objective to attract, retain and motivate high caliber senior management.

Compensation Philosophy and Objectives

        Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. The low turnover rate at our senior management level has been a critical factor in the consistency of our long-term performance for over 20 years. We believe that one of Aptar's competitive advantages has been, and will continue to be, the cohesiveness of our executive officer group.

Stockholder Feedback on Compensation Practices

        The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2017 annual meeting of stockholders, at which approximately 99% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no changes were made to our principal compensation policies or practices in response to the advisory vote.

Compensation Determination

        The Management Development and Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels, as listed on the following table:

Factors and Information Considered and Reviewed to Determine Compensation Levels

• Value in the experience of our senior management team and the importance of retaining them
• Past compensation levels
• Benchmarking against size-appropriate published general industry survey data
• Proxy data from the Company's compensation peer group (discussed below) for the CEO and CFO positions as a secondary reference point

        The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to Aptar. The Management Development and Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. The benchmarking study conducted by Willis Towers Watson in 2017, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

  •
  Base salaries are at approximately the 50th percentile;

  •
  Actual total cash compensation is positioned at approximately the 50th percentile;

  •
  Long-term performance incentives (including stock options and Outperformance awards) are positioned between the median and 75th percentile; and

  •
  Actual total direct compensation, reflecting the sum of actual total cash compensation and long-term incentives, are positioned between the median and 75th percentile (using a target annual incentive for Mr. Tanda).

        Aptar maintains a 20-company compensation peer group ("Peer Group") that was approved by the Management Development and Compensation Committee, which, for select NEOs, serves as a supplement to the general industry published survey data that remains as the primary data source given its appropriateness from a size perspective. Additionally, the Peer Group is used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Willis Towers Watson, the following characteristics of the Peer Group are considered by the Management Development and Compensation Committee in assessing its reasonableness:

  •
  U.S. companies that either compete with Aptar for market share or operate in similar industries as Aptar;

  •
  Companies that compete with Aptar for capital;

  •
  Competitors for senior executive talent (i.e., where Aptar would recruit senior talent from, and potentially lose executives to);

  •
  Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations);

  •
  Whether companies list Aptar as a compensation peer;

  •
  Revenue and market capitalization in a range similar to that of Aptar; and

  •
  Feedback from Aptar.

        The Management Development and Compensation Committee will monitor the Peer Group for potential revisions in light of changing market or business conditions. With that in mind, the Management Development and Compensation Committee approved a new Peer Group for use in the 2017 benchmarking assessment given that the prior group had lost a number of companies in recent years to M&A activity. The new peer group companies are noted below and, in addition, AEP Industries was removed from the Peer Group due to its acquisition by Berry Global Group, Inc. The new Peer Group is based on the criteria noted above. The following 20 companies are contained in the 2017 Peer Group:

        The Management Development and Compensation Committee reviews compensation survey information prepared by Willis Towers Watson for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Willis Towers Watson are base salary, actual annual cash incentives, actual total cash compensation (the sum of base salaries and cash incentives), long-term incentives, and total direct compensation (the sum of total cash compensation and long-term incentives). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Willis Towers Watson. When determining the 2017 compensation opportunities of executive officers other than Mr. Tanda and Mr. Hagge, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Hagge, including salary, annual cash incentive and long-term incentives recommendations. In 2017, Mr. Hagge, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation, as well as Mr. Tanda's compensation. Mr. Hagge made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee. Mr. Tanda's compensation was determined after considering the compensation of his predecessor, input from Willis Towers Watson and negotiations between Mr. Tanda and Aptar.

        Base salary and annual and long-term incentive data are provided by Willis Towers Watson from its proprietary U.S. and French executive compensation surveys, which contain general industry data from hundreds of companies. Data are adjusted to Aptar's revenue size using regression analysis (based on Aptar's revenue and the respective position's responsibilities, as summarized below). Long-term performance incentive compensation information is derived from Willis Towers Watson's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (87 companies). The same compensation elements were also reviewed in Willis Towers Watson's peer group proxy analysis for Messrs. Tanda, Kuhn and Hagge.

        Given the adjustments made to the data to reflect Aptar's revenue size, the Management Development and Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Management Development and Compensation Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Willis Towers Watson in 2017 was regressed based on the following annual revenue responsibilities, which are representative of Aptar's approximate revenue size:

  •
  CEO and CFO: corporate revenues of approximately $2.3 billion; and

  •
  Segment Presidents: group/segment revenues ranging from $328 million to $1.3 billion, depending on the segment.

        As noted earlier, based on Willis Towers Watson's benchmarking analysis that was furnished to the Management Development and Compensation Committee, Aptar's 2017 total direct compensation for the executive officers, including NEOs, in aggregate was positioned between the median and 75th percentile of the published survey data. Specifically, with respect to the CEO and CFO, most elements of total direct compensation were generally competitive with the 50th percentile with respect to the additional peer proxy statement analysis (using a target annual incentive for Mr. Tanda).

Elements of Our Compensation Programs

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term performance incentives consisting of equity awards and Outperformance awards. By making equity awards a substantial portion of senior management compensation, we are further aligning that Aptar's leaders with the long-term interests of our stockholders. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options. Additionally, RSUs have generally only been awarded in lieu of up to 50% of the executive's annual cash performance incentive, at the executive's election. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Management Development and Compensation Committee considers the value of the equity award relative to market practice and in consideration of total direct compensation.

        Salary.    As discussed earlier, Mr. Tanda's compensation was determined after considering the compensation of his predecessor, input from Willis Towers Watson and negotiations between Mr. Tanda and Aptar. Thereafter, the salary level of the CEO is established by the

Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Willis Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market survey information for the other NEO positions. In January 2017, the Management Development and Compensation Committee increased the salaries of our NEOs from the 2016 levels as follows:

Name	2017 Salary	2016 Salary	% Increase

Tanda	$1,000,000	—	—
Kuhn	$556,000	$540,000	3%
Haffar	$526,000	$510,000	3%
Schaffer	$526,000	$510,000	3%
Touya(1)	€365,000	€325,000	12%
(1)
Mr. Touya's increase in salary was in part due to an effort to make his base salary more competitive with relevant market data.

        In considering the base salary increases for 2017, the Management Development and Compensation Committee reviewed each NEO's 2016 relative positioning to the survey base salary and total cash compensation data as well as the recommendations of Mr. Hagge (for positions other than Mr. Tanda), the performance of each of the executive officers and other factors the Management Development and Compensation Committee deems relevant. Generally, Aptar was aligned with the 50th percentile for base salary, and below the 50th percentile for actual total cash compensation, relative to the market survey data in 2017.

        Annual Performance Incentives.    An executive officer may elect to receive up to 50% of his or her annual performance cash incentive in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs convert into shares of our common stock if the recipient is still employed by us or is an Aptar retiree on the date that RSUs vest. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. In 2017, the only RSUs that were granted to NEOs were issued in lieu of a portion of the NEO's annual cash incentive award (other than the Retention Awards).

        The Management Development and Compensation Committee has determined that the minimum annual performance incentive amount that can be awarded to each NEO is zero. The Management Development and Compensation Committee believes that the annual performance incentive amounts should reflect Aptar's financial performance and, accordingly, if Aptar's results declined significantly, it should be possible that no annual performance incentive be awarded to the NEOs.

        Rather than setting thresholds with automatic awards, the annual performance incentive formulas are designed to provide for awards ranging from 0% to 200% of base salary (but in no circumstance may payouts exceed $3 million) depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is established. These baseline percentages are then increased or decreased depending on our actual results as described below.

        The Management Development and Compensation Committee believes the annual performance incentive elements for the CEO, CFO and other NEOs should be closely aligned with stockholders' interests and, accordingly, selected the following elements which are considered by the Management Development and Compensation Committee to be integral drivers of stockholder value.

2017 Annual Performance Incentive Elements

CEO & CFO	Other NEOs

• Adjusted diluted earnings per share	• Adjusted diluted earnings per share
• Adjusted return on equity	• Adjusted return on equity
• Segment EBITDA
• Ratio of segment EBITDA to business segment capital

        The Management Development and Compensation Committee believes that it is important to award annual performance incentives to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment-specific elements. The Management Development and Compensation Committee believes that Aptar's earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents' annual performance incentive amounts with the interests of stockholders. The Management Development and Compensation Committee also believes that each business segment president should be rewarded for increasing the profits of their respective segment and, consequently, segment EBITDA ("segment EBITDA") is one of the annual performance incentive elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the annual performance incentive for segment presidents includes an element for the respective segment's EBITDA to capital ratio.

        The Management Development and Compensation Committee considers both positive and negative unusual and extraordinary items when determining if any adjustments to the annual performance incentive elements are warranted in order to be more consistent with Aptar's annual operating performance. In accordance with the Performance Incentive Plan that was approved by stockholders in 2013, the Management Development and Compensation Committee determined that, for compensation purposes, the 2017 diluted earnings per share and return on equity metrics would be adjusted by recognizing one-third of the positive impact of the Company's change in an inventory valuation method reported in 2015 ratably over a three-year period, beginning in 2015.

Analysis of annual performance incentive elements for the CEO:

  •
  Aptar's adjusted diluted earnings per share ("EPS"):  If EPS equals the average of the EPS of the past three years ("Baseline EPS"), a baseline annual performance incentive of 40% of salary is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1.5% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 40% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 40% and 70% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 70% and 100% of salary. Based on Aptar's EPS in 2017 of $3.43 (which has been adjusted as described above) as compared to the Baseline EPS, this annual performance incentive element percentage for 2017 was 63% of salary.

  •
  Aptar's adjusted return on equity ("ROE"):  Aptar's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity, each adjusted as discussed above. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 15% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no annual performance incentive percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 15% and 30% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 30% and 55% of salary. Based on Aptar's ROE of 17% in 2017 (which has been adjusted as described above), this annual performance incentive element percentage for 2017 was 43% of salary.

Analysis of annual performance incentive elements for the CFO:

  •
  Aptar's EPS and Aptar's ROE:  For the CFO, the annual performance incentive elements are the same as those of the CEO, however the CFO's annual performance incentive element percentages are 75% of the annual performance incentive element percentages described above for the CEO.

Analysis of annual performance incentive elements for the Segment Presidents:

  •
  Aptar's EPS:  If Baseline EPS is reached, a baseline annual performance incentive of 8% is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 8% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 8% and 15% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 15% and 25% of salary. This annual performance incentive element percentage for 2017 was 16% of salary.

  •
  Aptar's ROE:  For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 5% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example, if the ROE ratio falls below 10%, no annual performance incentive is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 10% and 15% of salary. This annual performance incentive element for 2017 was 12% of salary.

  •
  Segment EBITDA:  If segment EBITDA equals the average of the past three years ("Baseline Average"), a baseline annual performance incentive of 10% of salary is determined. This baseline annual performance incentive element is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment EBITDA were at or below the Baseline Average, this element percentage would be between 0% and 10% of salary. If segment EBITDA were at or moderately above the Baseline Average, this element percentage would be expected to be between 10% and 20% of salary. If segment EBITDA were significantly above the Baseline Average, this element percentage would be expected to be between 20% and 40% of salary. The 2017 results of our Pharma segment were above the Baseline Average, the 2017 results of our Beauty + Home segment (adjusted for certain extraordinary and non-recurring restructuring charges described above) were below the Baseline Average and the 2017 results of our Food + Beverage segment were at the Baseline Average, consequently, the annual performance incentive elements for 2017 for each of these segments were 20%, 9% and 10% of salary, respectively.

  •
  Segment EBITDA to capital ratio:  The segment EBITDA to capital ratio is calculated by dividing the segment EBITDA (adjusted for the Beauty + Home segment and the Pharma segment as described above) for the year by the respective segment's fiscal twelve month average capital. Segment capital represents segment equity plus segment debt less segment cash and equivalents. This annual performance incentive element is based upon achieving certain fixed levels of segment EBITDA to capital ratios. The range of this element percentage is 0% to 26% of salary. For 2017, the segment EBITDA to capital annual performance incentive element percentages for the Pharma, Beauty + Home (based on segment EBITDA as described above) and Food + Beverage segments were 22%, 12% and 4% of salary, respectively.

  Long-term Performance Incentives.

        2018 Enhancements.    To enhance direct alignment with the long-term interests of our shareholders, in 2018, long-term incentives will be based on attaining certain financial targets, as well as TSR, and will be granted as PSUs. The PSUs provide variable compensation and will only vest if certain performance thresholds are met. Long-term incentives will also include RSUs that vest over time.

        Stock Options and RSUs.    While our stockholder-approved Equity Incentive Plans (the "EIP") provides for awards in the form of stock options, restricted stock, RSUs and other awards, NEOs have traditionally only been awarded stock options and RSUs granted at the discretion of the Management Development and Compensation Committee or issued to NEOs at their election in lieu of a portion of their annual performance cash incentive as described above.

        In recognition of Messrs. Kuhn, Haffar, Schaffer and Touya's valuable contributions and to ensure continuity of executive service during and after the transition to Mr. Tanda as CEO, the Management Development and Compensation Committee determined it was in the best interest of Aptar to provide additional long-term incentive awards of RSUs ("Retention Awards") to Messrs. Kuhn, Haffar, Schaffer and Touya. The Retention Awards (i) were granted on January 4, 2017 with a fair market value of $1.2 million for Messrs. Kuhn, Haffar and Schaffer, and $600,000 for Mr. Touya; and (ii) are subject to three (3) year cliff vesting. The value of the retention awards was determined in part by competitive analysis by Willis Towers Watson.

        Stock options granted under the EIP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the EIP's terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Management Development and Compensation Committee. The Management Development and Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity awards. The Management Development and Compensation Committee made the 2017 option grants in February 2017 following the issuance of the press release reporting our 2016 earnings. The Management Development and Compensation Committee believes that it is appropriate that annual awards be made on a consistent basis; however, the Management Development and Compensation Committee retains discretion to make additional awards to NEOs or other employees at other times.

        Outperformance Awards.    Outperformance awards were granted to NEOs that are based on relative TSR over a three-year period. TSR is measured by share price appreciation of the Company's common stock over a three-year period and reinvestment of dividends. The Outperformance TSR Plan is designed to reward NEOs for superior value creation that results in the Company outperforming peers over several years. Specifically, the Outperformance TSR Plan provides that if the Company's TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the NEOs will be entitled to cash awards equal to a target percentage of base salary multiplied by a percentage determined by the relevant TSR as outlined in the table below. Cash was chosen as the payment form in part because it helps the Company better manage its share usage. The target amounts that are based on each NEO's base salary are:

NEO	% of Base Salary

Tanda	75%
All Other NEOs	37.5%

        In setting the target amount for Mr. Tanda, the Management Development and Compensation Committee intended to provide future motivational value to Mr. Tanda, with significant upside based on achieving outstanding performance relative to companies that are included in the S&P 400 MidCap Index. Mr. Hagge recommended the specific target amounts for each of the other NEOs. The Management Development and Compensation Committee evaluated these recommendations and determined that each target amount reflected the individual's contributions, was aligned with competitive market levels and was appropriate for retention purposes. If the Company's relative TSR performance is below the 50th percentile, there will be no cash payout.

        Cash awards in connection with the Outperformance TSR plan are performance-based compensation—the awards are only paid to the extent the Company achieves TSR performance at or above the median of the S&P 400 MidCap Index over a three-year period. Below is a table showing the determination of cash awards an NEO may earn based upon different levels of achievement against the S&P 400 MidCap Index (of which Aptar is a component company) constituent company returns. The Management Development and Compensation Committee chose the S&P 400 MidCap Index as the performance benchmark to reflect the Management Development and Compensation Committee's expectation that, over time, the Company's performance must be competitive with other investment alternatives that are similar to investing in the Company.

Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Percentage of Target Amount Earned

Below the 50th percentile	0%
50th percentile	100%
75th percentile	200%
90th percentile and above	250%

        Cash awards will be interpolated for relative performance that falls between the 50th and 75th quartiles, and 75th and 90th quartiles.

        In 2018, payments were made with respect to the awards granted in 2015—approximately 111% of the target amount was earned over the three-year performance period ended in 2017.

  Other Compensation Elements.

        Post-termination compensation.    The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee's decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2017, is found under "Potential Payments Upon Termination of Employment."

        Retirement Plan Arrangements.    We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under "Pension Benefits."

        We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. The Management Development and Compensation Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Tanda Employment Agreement

        In recognition of the fact that Mr. Tanda forfeited certain equity awards provided to him by his former employer, his Employment Agreement provides for the payment of the cash value of such awards scheduled to vest in 2017, 2018 and 2019, subject to Mr. Tanda's continued employment with the Company on the respective scheduled vesting dates.

Analysis of Our Compensation Programs

        Aptar's compensation programs for our NEOs are designed to support our compensation philosophy and objectives. Accordingly, the Management Development and Compensation Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity and Outperformance awards also allows the Management Development and Compensation Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities. The program's specific objectives are described below.

        For 2017, total performance-based compensation (annual performance incentive cash payments and the grant date fair values of any RSUs taken in lieu of annual incentive cash payments, options and Outperformance awards) represented approximately 51% of total compensation (excluding changes in pension benefit valuations) for the NEOs (other than Mr. Hagge) on an aggregate basis. Taken together, the total performance-based compensation amount represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2017:

NEO	% of Total Compensation

Tanda	63%
All Other NEOs	45%

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Management Development and Compensation Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Management Development and Compensation Committee considers the value of the equity relative to market practice and in consideration of total direct compensation.

        The Management Development and Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity-based awards. The amount of compensation provided in the form of equity-based awards as determined by the Management Development and Compensation Committee in a given year is dependent on the value of the option grant and the value of the Outperformance award on the date of grant relative to the executive's cash compensation. For 2017, total equity-based compensation (comprised of the value of stock options, RSU grants (including Retention Awards) and Outperformance awards) represented approximately 57% of total compensation (excluding changes in pension benefit valuations) for the NEOs (other than Mr. Hagge) on an aggregate basis, and total cash and other compensation (comprised of salary, annual performance cash incentive and other compensation) represented approximately 43% of total compensation (excluding changes in pension benefit valuations). Total equity-based compensation represented the following percentages of total compensation (excluding changes in pension benefit valuations) for each NEO (other than Mr. Hagge) in 2017:

NEO	% of Total Compensation

Tanda	54%
All Other NEOs	74%

        When including stock options that are exercisable and RSUs that are vesting within 60 days of March 9, 2018 (the date of record for voting at the annual meeting), Aptar's executive officers and directors, as a group, own approximately 3% of the outstanding shares of our common stock.

Stock Ownership

        Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within a phase-in period consisting of five years from the date such executive officer attains their respective position. As of December 31, 2017, every NEO is either in compliance with the guidelines or within the phase-in period.

Management Development and Compensation Committee's Use of Consultants and Consultant's Independence

        The Management Development and Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: www.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2017 the Management Development and Compensation Committee retained Willis Towers Watson, a global Human Resources consulting firm. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Management Development and Compensation Committee recognized that Willis Towers Watson provides other services to the Company. The Management Development and Compensation Committee determined that the nature of these other services, described below, together with protocols implemented by Willis Towers Watson, did not give rise to any conflict of interest. Fees paid to Willis Towers Watson for services rendered in 2017 to the Management Development and Compensation Committee for executive compensation consultation (including the proxy and survey benchmarking, participation in meetings with Aptar and its Management Development and Compensation Committee and other requests from the Management Development and Compensation Committee) totaled approximately

$235,000. Management also engaged Willis Towers Watson for other services that were provided to the Company, primarily related to compensation market survey data, employee engagement surveys and retirement/actuarial analysis. These services were also considered by the Management Development and Compensation Committee in connection with its independence determination of Willis Towers Watson, and totaled approximately $563,000 in fees.

Stock Trading Guidelines

        We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Tax Considerations

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to each of our CEO and certain other executive officers of Aptar. Historically, certain compensation was specifically exempt from the deduction limit to the extent that it was performance-based, as defined in Section 162(m). The Management Development and Compensation Committee historically structured compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company's compensation policies and objectives. With the enactment of tax reform in December 2017, the performance-based compensation exemption from the $1 million limit under Section 162(m) has been repealed except for certain grandfathered arrangements in place on or before November 2, 2017. Because the Management Development and Compensation Committee recognizes the need to retain flexibility to make compensation decisions to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation.

Compensation Committee Report

        The Management Development and Compensation Committee of the Board of Directors oversees Aptar's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the

Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and this proxy statement.

Management Development and Compensation Committee
George L. Fotiades (Chair) King W. Harris Giovanna Kampouri Monnas

2017 SUMMARY COMPENSATION TABLE

        The table below contains compensation information for the NEOs of Aptar. The non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2017, see our "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Grant Date Fair Value of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephan B. Tanda	2017	916,667	—	1,326,000	1,900,005	530,000	352,936	1,267,737	6,293,345
President and
Chief Executive Officer (effective February 1, 2017)
Stephen J. Hagge	2017	300,000	—	—	375,005	—	—	959,652	1,634,657
Former President and	2016	1,040,000	—	1,096,680	1,727,970	811,200	699,508	18,153	5,393,511
Chief Executive Officer (through January 31, 2017) and Special Advisor (through March 31, 2017)	2015	1,000,000	—	1,132,500	1,899,995	600,000	387,129	19,479	5,039,103
Robert W. Kuhn	2017	556,000	—	1,658,700	824,997	222,400	375,094	21,267	3,658,458
Executive Vice President	2016	540,000	—	462,915	575,990	218,700	218,210	22,407	2,038,222
and Chief Financial Officer	2015	520,000	—	349,650	650,006	240,000	49,109	19,566	1,828,331
Salim Haffar	2017	526,000	—	1,381,470	824,997	368,200	166,251	24,967	3,291,885
President, Aptar Pharma	2016	510,000	—	421,898	575,990	193,800	102,304	26,364	1,830,356
	2015	470,000	—	362,018	650,006	173,900	70,339	44,859	1,771,122
Eldon Schaffer	2017	526,000	—	1,536,114	824,997	128,870	275,907	18,108	3,309,996
President, Aptar	2016	510,000	—	339,278	575,990	124,950	164,401	19,710	1,734,329
Beauty+Home (effective January 1, 2016)	2015	440,000	—	323,070	650,006	149,600	65,752	15,727	1,644,155
Gael Touya(5)	2017	412,355	—	824,899	700,003	112,542	419,801	29,366	2,498,966
President,	2016	359,756	—	220,347	452,564	111,618	345,310	25,994	1,515,589
Aptar Food+Beverage
(effective January 1, 2016)
(1)
Stock Award compensation for Messrs. Tanda, Hagge, Kuhn, Haffar, Schaffer and Touya includes the fair value of RSUs granted in lieu of a portion of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Kuhn, Schaffer and Touya with respect to 2017 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the closing market price of our common stock ($89.42) on February 28, 2018.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Tanda	$530,000/5,927	$106,000/1,186	$636,000/7,113
R. Kuhn	$222,400/2,487	$44,480/498	$266,880/2,985
E. Schaffer	$128,870/1,441	$25,774/288	$154,644/1,729
G. Touya	$75,028/839	$15,006/168	$90,034/1,007

  In recognition of Messrs. Kuhn, Haffar, Schaffer and Touya's valuable contributions and to ensure continuity of executive service during and after the transition to Mr. Tanda as CEO, the Management Development and Compensation Committee determined it was in the best interest of Aptar to provide additional long-term incentive awards of RSUs ("Retention Awards") to Messrs. Kuhn, Haffar, Schaffer and Touya. The Retention Awards are included as Stock Award compensation. The Retention Awards (i) were granted on January 4, 2017 with a fair market value of $1.2 million for Messrs. Kuhn, Haffar and Schaffer, and $600,000 for Mr. Touya and (ii) are subject to three (3) year cliff vesting.

  Stock Award compensation for Messrs. Tanda, Hagge, Kuhn, Haffar, Schaffer and Touya also includes the values of Outperformance awards, which are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) (i.e., $690,000 for Mr. Tanda, $191,820 for Mr. Kuhn, $181,470 for Mr. Haffar, $181,470 for Mr. Schaffer, and $134,866 for Mr. Touya). At the highest level of performance conditions achieved, the values of the Outperformance awards granted in 2017 would be $1,875,000 for Mr. Tanda, $521,250 for Mr. Kuhn, $493,125 for Mr. Haffar, $493,125 for Mr. Schaffer, and $366,483 for Mr. Touya. Mr. Touya's long-term performance incentive compensation is denominated in Euros and translated at the spot exchange rate on January 18, 2017, which was the date on which his annual performance incentive amount was determined, for the grant date fair value and December 31, 2017 for determining the value associated with achieving the highest level of performance condition.

(2)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 15, "Stock-Based Compensation" to Aptar's audited financial statements for the year ended December 31, 2017, included in Aptar's Annual Report on Form 10-K filed with the SEC on February 26, 2018 ("Aptar's Financial Statements").

(3)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

(4)
The amount of other compensation in 2017 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and amounts related to a Company-provided automobile for all NEOs. The amount of other compensation in 2017 for Mr. Tanda includes payments for moving expenses of approximately $51,000, payments for legal expenses of approximately $34,000, compensation related to forfeited long term incentive plan amounts upon his employment at Aptar of approximately $1.128 million and approximately $28,000 related to Company provided disability insurance. The amounts included for moving and legal expenses are valued on the basis of the amounts paid directly to Mr. Tanda or the service provider, as applicable. The amount of other compensation in 2017 for Mr. Hagge includes $780,000 for a pro-rated portion (based on 9 months) of the one (1) year of CEO salary amount that Mr. Hagge was entitled to following his retirement as CEO and approximately $169,000 paid for accrued vacation upon retirement. The amount of other compensation in 2017 for Mr. Touya includes Company contributions related to a profit share program of approximately $22,000.

(5)
Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.

2017 GRANTS OF PLAN-BASED AWARDS

        The table below includes information regarding the estimated possible annual performance incentive amounts for 2017 for the named executive officers relating to their annual performance incentive formulas and Outperformance awards.

        The table below also includes information regarding grants of stock options in 2017 and grants of RSUs that were awarded in 2017. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of Aptar's common stock on the NYSE on the date of grant (or the last trading day preceding the date of grant is such date of grant is not a trading day).

2017 GRANTS OF PLAN-BASED AWARDS
										All Other Stock Awards: Number of Shares of Stock or Units (#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Approval Date	Grant Type(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold ($)(5)	Target ($)(6)	Maximum ($)(7)

S. Tanda	01/18/17	01/18/17	OA	—	—	—	—	750,000	1,875,000	—	—	—	690,000
	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	160,338	74.79	1,900,005
	—		API	500,000	—	2,000,000	—	—	—	—	—	—	—
S. Hagge	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	31,646	74.79	375,005
	02/27/17	02/27/17	RSU	—	—	—	—	—	—	4,357	—	—	324,480
	—	—	API	—	—
R. Kuhn	01/04/17	10/19/16	RSU	—	—	—	—	—	—	16,434	—	—	1,200,000
	01/18/17	01/18/17	OA	—	—	—	—	208,500	521,250	—	—	—	191,820
	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	69,620	74.79	824,997
	02/27/17	02/27/17	RSU	—	—	—	—	—	—	3,524	—	—	262,440
	—	—	API	—	—	1,112,000	—	—	—	—	—	—	—
S. Haffar	01/04/17	10/19/16	RSU	—	—	—	—	—	—	16,434	—	—	1,200,000
	01/18/17	01/18/17	OA	—	—	—	—	197,250	493,125	—	—	—	181,470
	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	69,620	74.79	824,997
	02/27/17	02/27/17	RSU	—	—	—	—	—	—	3,122	—	—	232,560
	—	—	API	—	—	1,052,000	—	—	—	—	—	—	—
E. Schaffer	01/04/17	10/19/16	RSU	—	—	—	—	—	—	16,434	—	—	1,200,000
	01/18/17	01/18/17	OA	—	—	—	—	197,250	493,125	—	—	—	181,470
	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	69,620	74.79	824,997
	02/27/17	02/27/17	RSU	—	—	—	—	—	—	2,013	—	—	149,940
	—	—	API	—	—	1,052,000	—	—	—	—	—	—	—
G. Touya	01/04/17	10/19/16	RSU	—	—	—	—	—	—	8,217	—	—	600,000
	01/18/17	01/18/17	OA	—	—	—	—	146,593	366,483	—	—	—	134,866
	02/10/17	02/09/17	NQSO	—	—	—	—	—	—	—	59,072	74.79	700,003
	02/27/17	02/27/17	RSU	—	—	—	—	—	—	1,199	—	—	89,294
	—	—	API	—	—	824,710	—	—	—	—	—	—	—
(1)
During fiscal year 2017, NEOs received four types of plan-based awards: Outperformance awards ("OAs"), Nonqualified Stock Options ("NQSO"), RSUs and Annual Performance Incentives (in cash) ("API").

(2)
The annual performance incentive programs allow for reduction factors that would result in no award being made should the Company's results significantly fall short of averages of the past several years and there are no set thresholds. Mr. Tanda's employment agreement provides that his annual performance incentive threshold amount is 50% of his base salary.

(3)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding annual performance incentive programs.

(4)
The maximum award allowed under our annual performance incentive plans is 200% of salary provided that no award shall exceed $3 million.

(5)
The Outperformance TSR Plan provides that if Aptar's relative TSR performance is below the 50th percentile relative to companies that are included in the S&P 400 MidCap Index over the three-year performance period, there will be no cash payout associated with the Outperformance awards (i.e., there are no set thresholds in the Outperformance TSR Plan).

(6)
The target for Outperformance awards is 100% of the cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(7)
The maximum award allowed under Outperformance awards is 250% of the target cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(8)
Awards granted on January 4, 2017 represent Retention Awards. See the discussion under "Stock Options and RSUs" in the "Compensation Discussion and Analysis" for further information regarding Retention Awards. Awards granted on February 27, 2017 represent RSUs granted to Messrs. Hagge, Kuhn, Haffar, Schaffer and Touya at their election to receive RSUs in lieu of a portion of their 2016 annual performance incentive (paid/awarded in 2017) and an additional 20% of the elected amount granted to those officers making such election.

(9)
Stock options, RSUs and Outperformance awards reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the Outperformance awards, based upon the probable outcome of certain TSR conditions.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Tanda		—	—	—	—	—	—	—
	01/18/17	—	—	—	—	—	—	750,000
	02/10/17	—	160,338	74.79	02/10/27	—	—	—
S. Hagge		—	—	—	—	10,999	948,994	—
	01/20/10	75,000	—	36.42	01/20/20	—	—	—
	01/12/11	75,000	—	48.20	01/12/21	—	—	—
	01/11/12	143,000	—	51.80	01/11/22	—	—	—
	01/16/13	145,000	—	51.57	01/16/23	—	—	—
	01/15/14	145,000	—	68.00	01/15/24	—	—	—
	01/14/15	98,726	49,364	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	780,000
	02/05/16	54,390	108,780	71.12	02/05/26	—	—	—
	02/10/17	—	31,646	74.79	02/10/27	—	—	—
R. Kuhn		—	—	—	—	22,203	1,915,675	—
	01/11/12	45,000	—	51.80	01/11/22	—	—	—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—
	01/15/14	50,000	—	68.00	01/15/24	—	—	—
	01/14/15	33,775	16,888	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	202,500
	02/05/16	18,130	36,260	71.12	02/05/26	—	—	—
	01/18/17	—	—	—	—	—	—	208,500
	02/10/17	—	69,620	74.79	02/10/27	—	—	—

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Haffar		—	—	—	—	21,454	1,851,051	—
	01/14/15	—	16,888	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	191,250
	02/05/16	—	36,260	71.12	02/05/26	—	—	—
	01/18/17	—	—	—	—	—	—	197,250
	02/10/17	—	69,620	74.79	02/10/27	—	—	—
E. Schaffer		—	—	—	—	20,754	1,790,655	—
	01/20/10	20,000	—	36.42	01/20/20	—	—	—
	01/12/11	20,000	—	48.20	01/12/21	—	—	—
	01/11/12	35,000	—	51.80	01/11/22	—	—	—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—
	01/15/14	50,000	—	68.00	01/15/24	—	—	—
	01/14/15	33,775	16,888	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	191,250
	02/05/16	18,130	36,260	71.12	02/05/26	—	—	—
	01/18/17	—	—	—	—	—	—	197,250
	02/10/17	—	69,620	74.79	02/10/27	—	—	—
G. Touya		—	—	—	—	9,416	812,412	—
	01/15/14	5,000	—	68.00	01/15/24	—	—	—
	01/14/15	13,333	6,667	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	132,376
	02/05/16	14,245	28,490	71.12	02/05/26	—	—	—
	01/18/17	—	—	—	—	—	—	146,593
	02/10/17	—	59,072	74.79	02/10/27	—	—	—

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2018	February 2018	February 2019	February 2020	Total
S. Tanda	—	53,446	53,446	53,446	160,338
S. Hagge	49,364	64,938	64,939	10,549	189,790
R. Kuhn	16,888	41,336	41,337	23,207	122,768
S. Haffar	16,888	41,336	41,337	23,207	122,768
E. Schaffer	16,888	41,336	41,337	23,207	122,768
G. Touya	6,667	33,935	33,936	19,691	94,229
(2)
Stock options are granted with an exercise price equal to closing price of Aptar's common stock on the NYSE on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Management Development and Compensation Committee. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The Retention Awards granted in 2017 to Messrs. Kuhn, Haffar, Schaffer and Touya cliff vest on the third anniversary of the grant date. RSU grants for Mr. Hagge are included only for the period he was employed by the Company as an employee. The following numbers of units vest for each respective executive officer in the months indicated:

	February 2018	February 2019	January 2020	February 2020	Total
S. Hagge	5,912	3,634	—	1,453	10,999
R. Kuhn	2,600	1,994	16,434	1,175	22,203
S. Haffar	1,989	1,990	16,434	1,041	21,454
E. Schaffer	2,162	1,487	16,434	671	20,754
G. Touya	399	400	8,217	400	9,416
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of Aptar's common stock on the NYSE on December 29, 2017, which was $86.28 per share.

(5)
This column represents the performance value (payable in cash) of the Outperformance awards as of December 31, 2017. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards. The Outperformance award payout value associated with Mr. Touya's grants are denominated in Euros and translated at exchange rate on the grant date.

2017 OPTION EXERCISES AND STOCK AWARDS VESTED

        The table below provides information on stock option exercises and stock awards vested in 2017.

2017 OPTION EXERCISES AND STOCK AWARDS VESTED
		Stock Options		Stock Awards Vested
Name	Grant Type(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

S. Tanda		—	—	—	—
S. Hagge(4)	OA	—	—	—	624,548
	RSU	—	—	6,472	482,229
R. Kuhn	OA	—	—	—	216,840
	RSU	50,000	1,622,744	2,030	151,255
S. Haffar	OA	—	—	—	195,990
	RSU	51,685	725,703	948	70,635
E. Schaffer	OA	—	—	—	183,480
	RSU	27,000	1,279,704	2,065	153,863
G. Touya	RSU	35,000	792,532	3,676	270,186
(1)
During fiscal year 2017, two types of stock awards vested: OAs and RSUs.

(2)
Value realized represents the difference between the closing price on the NYSE of Aptar's common stock on the date of exercise and the exercise price of the option award.

(3)
For vested RSUs, the value realized represents the closing price on the NYSE of Aptar's common stock on the date of vesting multiplied by the number of shares vested. For OAs, the value realized represents the payouts earned over the applicable performance period (2015-2017).

(4)
Stock Options exercised by Mr. Hagge after his employment as an employee ended are not included.

EMPLOYMENT AGREEMENTS

  Tanda Employment Agreement

        Mr. Tanda's employment agreement provides for employment through December 31, 2019, unless earlier terminated, at a minimum salary of $1,030,000 (which is the 2018 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030. In recognition of the fact that Mr. Tanda forfeited certain equity awards provided to him by his former employer, his Employment Agreement provides for the payment of the cash value of such awards scheduled to vest in 2017, 2018 and 2019, subject to Mr. Tanda's continued employment with the Company on the respective scheduled vesting dates.

        If Mr. Tanda's employment ends on account of death, Mr. Tanda's estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by Aptar, Mr. Tanda is entitled to receive an amount equal to one year's base salary, his target annual performance incentive and the medical, disability and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date.

        After a "change in control" (as defined in the employment agreement), if Mr. Tanda's employment is terminated by Aptar or its successor other than for "cause," disability or death, or if Mr. Tanda terminates his employment for "good reason," in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years.

        The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of Aptar for a period of 18 months or two years following termination (depending on the nature of the termination).

  Hagge Employment and Letter Agreements

        In November 2016, in connection with the previously announced retirement of Mr. Hagge, Aptar entered into a three-month letter agreement with Mr. Hagge that became effective January 1, 2017 (the "Letter Agreement"), and extended Mr. Hagge's employment agreement until March 31, 2017. Pursuant to the Letter Agreement, Mr. Hagge agreed to serve as Aptar's President and CEO from January 1, 2017 through January 31, 2017 and as Special Advisor to the CEO from February 1, 2017 to March 31, 2017. Compensation for services provided by Mr. Hagge as President and CEO, as well as Special Advisor to the CEO, was $100,000 per month and was paid monthly. Mr. Hagge continued to receive benefits and perquisite arrangements during his employment at the same level that they were during 2016. After his retirement, Mr. Hagge is entitled to receive an amount equal to one year's base salary (based on a salary of $1,040,000) and medical and life insurance benefits as he would have otherwise received for a period of one year.

  Employment Agreements of Other NEOs

        The employment agreements of Messrs. Kuhn, Haffar and Schaffer have a term of three (3) years, and provide (i) for automatic extensions, as of each January 1st commencing January 1, 2018, for one additional year unless either Aptar or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will continue later than December 31st of the year in which the executive turns 65 and (ii) that Messrs. Kuhn, Haffar and Schaffer will receive minimum annual salaries of $575,500, $555,000 and $534,000, respectively (which are the 2018 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Messrs. Kuhn, Haffar and Schaffer are entitled to additional term life and supplementary long-term disability insurance coverage.

        If the employment of Messrs. Kuhn, Haffar or Schaffer ends on account of death, his estate will receive one-half of the annual salary that he would have received until the second anniversary of his death. If the employment of Messrs. Kuhn, Haffar or Schaffer ends due to the expiration of the agreement, he is entitled to receive an amount equal to one year's base salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Messrs. Kuhn, Haffar or Schaffer terminates the agreement without "good reason" (as defined in the agreement), he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Messrs. Kuhn, Haffar or Schaffer is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of Aptar, if Messrs. Kuhn, Haffar or Schaffer are terminated by Aptar or its successor other than for cause, disability or death, or if Messrs. Kuhn, Haffar or Schaffer terminates his employment for "good reason," in each case within two years following the change in control, Messrs. Kuhn, Haffar, and Schaffer are entitled to receive a lump-sum payment equal to (x) two and one-half times his highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

        The employment agreement of Mr. Touya is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya remains in effect for an unlimited period; however, the Company and Mr. Touya have the right to terminate the agreement according to local law. The agreement provides for minimum annual salary to Mr. Touya of $516,400 (which is the 2018 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2017 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of Aptar for a period of two years following termination (regardless of the reason for termination except for gross misconduct) and that Mr. Touya will receive payments as described under "Potential Payments Upon Termination of Employment."

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment."

PENSION BENEFITS

U.S. Employees

        Substantially all of the U.S. employees of Aptar and its subsidiaries are eligible to participate in the Aptar Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of Aptar and its subsidiaries participating in the Pension Plan are also eligible for Aptar's non-qualified supplemental retirement plan ("SERP"). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

        Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry ("Collective Pension"). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives ("Supplemental Pension"). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant's death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant's Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 57.

        The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of

December 31, 2017 are the same as those found in Note 8, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

2017 PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

S. Tanda	Employees' Retirement Plan	1	38,609	—
	Supplemental Retirement Plan	1	314,327	—
S. Hagge	Employees' Retirement Plan	35	—	1,376,534
	Supplemental Retirement Plan	35	4,247,176	67,223
R. Kuhn	Employees' Retirement Plan	30	789,246	—
	Supplemental Retirement Plan	30	855,568	—
S. Haffar	Employees' Retirement Plan	13	148,990	—
	Supplemental Retirement Plan	13	250,951	—
E. Schaffer	Employees' Retirement Plan	29	647,158	—
	Supplemental Retirement Plan	29	517,180	—
G. Touya	Retirement Indemnities	23	305,325	—
	Pension Plan	23	1,101,918	—
(1)
The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan. The present value of the Employee's Retirement Plan for Mr. Hagge reflects his retirement March 31, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executive officers if any of the various termination scenarios presented below occurred on December 31, 2017.

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Tanda
Cash Payment	2,098,609	38,609	3,128,609	7,240,000	666,700	1,000,000
Continuation of Medical/Welfare Benefits	41,017	—	61,526	123,051	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	—	1,842,285	1,842,285	1,842,285
Outperformance Awards(1)	—	—	297,500	892,500	297,500	297,500
Total Termination Benefits	2,139,626	38,609	3,487,635	10,097,836	2,806,485	3,139,785
S. Hagge(2)
Cash Payment	1,040,000	—	—	—	—	—
Continuation of Medical/Welfare Benefits	13,281	—	—	—	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	—	—	—	—
Outperformance Awards(1)	84,500	—	—	—	—	—
Total Termination Benefits	1,137,781	—	—	—	—	—
R. Kuhn
Cash Payment	556,000	—	1,556,800	2,757,633	370,685	556,000
Continuation of Medical/Welfare Benefits	10,992	—	—	27,480	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	1,417,926	3,631,442	3,631,442	3,631,442
Outperformance Awards(1)	—	—	334,645	517,605	334,645	334,645
Total Termination Benefits	566,992	—	3,309,371	6,934,160	4,336,772	4,522,087

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Haffar
Cash Payment	526,000	—	1,420,200	2,553,867	350,684	526,000
Continuation of Medical/Welfare Benefits	10,938	—	—	27,345	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	1,417,926	3,566,818	3,566,818	3,566,818
Outperformance Awards(1)	—	—	307,383	480,443	307,383	307,383
Total Termination Benefits	536,938	—	3,145,509	6,628,473	4,224,885	4,400,201
E. Schaffer
Cash Payment	526,000	—	1,309,740	2,215,573	350,684	526,000
Continuation of Medical/Welfare Benefits	10,938	—	—	27,345	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	1,417,926	3,506,422	3,506,422	3,506,422
Outperformance Awards(1)	—	—	294,873	467,933	294,873	294,873
Total Termination Benefits	536,938	—	3,022,539	6,217,273	4,151,979	4,327,295
G. Touya
Cash Payment	412,355	—	599,925	1,538,059	274,917	412,355
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Equity Awards (Value as of 12/31/17)	—	—	708,963	2,067,600	2,067,600	2,067,600
Outperformance Awards(1)	—	—	84,722	219,090	84,722	84,722
Total Termination Benefits	412,355	—	1,393,610	3,824,749	2,427,239	2,564,677
(1)
This row assumes that potential payouts will be based on Aptar's relative TSR compared to the S&P 400 MidCap Index as of December 31, 2017. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards (which include the 2016 and 2017 grants). See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for

  further information regarding the vesting of the Outperformance awards. The payments associated with Mr. Haffar's Outperformance awards granted on January 14, 2015, are denominated in Euros and translated at a three-year average exchange rate.

(2)
Mr. Hagge served as an executive officer of the Company through March 31, 2017. As a result of his retirement, Mr. Hagge is entitled to receive an amount equal to one year's base salary (based on a salary of $1,040,000), medical and life insurance benefits as he would have otherwise received for a period of one year; the amounts listed in the table above are the remaining termination benefits to which Mr. Hagge is entitled as of December 31, 2017. As a result of Mr. Hagge's retirement, he will not receive any benefits related to (i) voluntary or with cause termination, (ii) involuntary termination, (iii) involuntary or good reason termination after a CIC, (iv) disability or (v) death. OAs will continue to vest in connection with Mr. Hagge's retirement; the value of such awards as of December 31, 2017 was $84,500.

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Tanda, Kuhn, Haffar and Schaffer each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. The employment agreement of Mr. Touya has no expiration date. With expiration within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Mr. Tanda would also receive his target annual performance incentive for the year in which he was terminated due to expiration of his employment agreement, paid on a monthly basis for the 12 months following the termination.

Voluntary or With Cause Termination

        Messrs. Kuhn, Haffar and Schaffer are not entitled to additional benefits if they voluntarily terminate their employment prior to the normal expiration of their respective agreements or they are terminated with cause. With voluntary termination within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. With voluntary termination, Mr. Touya may receive monthly payments in accordance with the non-competition clauses of his contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, defined as gross misconduct. Equity awards and Outperformance awards granted to NEOs continue to vest upon retirement (and in the case of Outperformance awards, are paid on a pro-rated performance period). For a description of the value of outstanding equity awards as of December 31, 2017, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Kuhn, Haffar and Schaffer amounts shown above represent their base salaries, annual performance incentive amounts and amounts paid in connection with Outperformance awards. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date. Termination of Mr. Tanda within the first five (5) years of his start date, would also entitled Mr. Tanda to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months ("Monthly Salary"). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter.

        For Messrs. Kuhn, Haffar, Schaffer and Touya, if they (i) are terminated without cause or (ii) retire upon learning that they will be terminated without cause, the Retention Awards vest immediately on the date of termination or retirement, as applicable. See the discussion under "Stock Options and RSUs" in the "Compensation Discussion and Analysis" for further information regarding Retention Awards.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn, Haffar, Schaffer and Touya represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn, Haffar, Schaffer and Touya also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under "Involuntary Termination" in accordance with his agreements.

        Aptar's employee stock option and RSU agreements, and the Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2017. The Outperformance award amounts are based on Aptar's actual relative TSR compared to the S&P 400 MidCap Index for 2017. Further information regarding unvested stock options and RSUs can be found under "Outstanding Equity Awards at Fiscal Year-End." The accelerated stock option values included in the above table represent the difference between the closing price of Aptar's common stock on the NYSE on December 29, 2017 ("Closing Price") which was $86.28 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreements of Messrs. Tanda, Kuhn, Haffar and Schaffer provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by Aptar. The cash payment amounts included in the above table for Messrs. Tanda, Kuhn, Haffar and Schaffer represent one year of disability payments under this scenario. In addition, Aptar's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        Upon death, the employment agreements of Messrs. Tanda, Kuhn, Haffar and Schaffer provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. Aptar's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executive officers are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance award vesting.

Non-compete Information

        The agreements of Messrs. Tanda, Kuhn, Haffar and Schaffer require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Mr. Touya requires that, for a period of two years following termination, he will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, he will receive monthly payments equal to 50% of his former monthly salary for a period of two years from the date of termination. Payments would not be made to Mr. Touya if he was terminated with cause, defined as gross misconduct.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits."

CEO PAY RATIO

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 82% of our employees are located outside of the United States, with approximately 7,000 employees located in Europe and 2,600 employees located in Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

Pay Ratio

        For 2017:

  •
  The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $39,366.

  •
  Mr. Tanda's annual total compensation was $6,376,678. This amount is greater than the amount reported in the Total column of the 2017 Summary Compensation Table due to the annualization of Mr. Tanda's compensation to reflect his appointment to the position of President and CEO of Aptar on February 1, 2017, as discussed further below.

  •
  Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 162 to 1.

Supplemental Ratio

  •
  Several items included in Mr. Tanda's compensation were unique to his recruitment to join Aptar. In particular, the amount of other compensation in 2017 for Mr. Tanda includes (i) payments for moving expenses of approximately $51,000, (ii) payments for legal expenses associated with the negotiation of his employment agreement of approximately $34,000 and (iii) compensation of approximately $1.128 million related to long term incentive awards that were forfeited upon his resignation from his prior employer to join Aptar. If these recruitment amounts were excluded from Mr. Tanda's compensation for the pay ratio disclosure, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 131 to 1. This supplemental ratio should not be viewed as a substitute for the ratio noted above.

Identification of Median Employee

        We selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had had approximately 11,700 employees, with approximately 2,100 employees based in the United States and 9,600 employees located outside of the United States. We applied the allowed "de minimis" exception to exclude 566 employees in the following countries: Russia (82); Indonesia (140); and India (344). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,100 employees in the United States and approximately 9,000 employees located outside of the United States were considered for identifying the median employee.

        For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2017. Compensation paid in foreign currencies was converted to U.S. dollars using the spot exchange rate at December 31, 2017.

        In determining the annual total compensation of the median employee, such employee's compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. The total compensation reported for Mr. Tanda differs from the Total column of the 2017 Summary Compensation Table as a result of the annualization of Mr. Tanda's compensation to reflect his February 1, 2017 appointment to the position of President and CEO of Aptar. To annualize Mr. Tanda's compensation, we adjusted his salary by calculating it as if he was employed by Aptar for all of 2017. Because Mr. Tanda's annual incentive and long-term incentive awards reflected full year grants, we did not annualize those two compensation elements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2017, relating to Aptar's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,398,353	(2)	$61.56	(3)	1,936,389
(1)
Plans approved by stockholders include director and employee equity award plans.

(2)
Includes 124,067 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 9, 2018, by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned		Options Exercisable or RSUs Vesting Within 60 Days of March 9, 2018
Name	Number of Shares(1)	Percentage(2)

State Farm Mutual Automobile Insurance Company(3) One State Farm Plaza, Bloomington, IL 61710	6,444,169	10.3	—
The Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	6,127,649	9.8	—
Blackrock, Inc.(5) 55 East 52nd Street, New York, NY 10055	5,171,904	8.3	—
Eaton Vance Management(6) 2 International Place, Boston, MA 02110	3,864,056	6.2	—
Alain Chevassus	25,396	*	9,500
George L. Fotiades	48,440	*	38,000
Maritza Gomez Montiel	3,336	*	—
Salim Haffar	44,973	*	41,336
Stephen J. Hagge(7)	903,732	1.4	825,418
King W. Harris(8)	192,790	*	—
Giovanna Kampouri Monnas	19,136	*	12,667
Andreas C. Kramvis	14,896	*	9,500
Robert W. Kuhn	281,851	*	255,129
B. Craig Owens(9)	—	*	—
Eldon Schaffer	283,111	*	265,129
Dr. Joanne C. Smith(10)	57,643	*	46,000
Stephan B. Tanda	55,969	*	39,445
Gael Touya	77,255	*	73,180
Jesse Wu(9)	—	*	—
Ralf K. Wunderlich	7,465	*	—
All Directors and Executive Officers as a Group (17) persons)(11)	2,184,660	3.4	1,778,535

*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 9, 2018.

(2)
Based on 62,343,529 shares of common stock outstanding as of March 9, 2018 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.

(3)
The information as to State Farm Mutual Automobile Insurance Company and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2017, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(4)
The information as to The Vanguard Group and related entities ("Vanguard") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2017, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 36,644 shares, the sole power to dispose of 6,091,812 shares, the shared power to vote 7,490 shares and the shared power to dispose of 35,837 shares.

(5)
The information as to Blackrock, Inc. ("Blackrock") and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2017, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 4,928,634 shares and the sole power to dispose of 5,171,904 shares.

(6)
The information as to Eaton Vance Management is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2017, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(7)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(8)
Mr. Harris shares the power to vote and dispose of 39,801 shares.

(9)
Appointed to the Board effective February 1, 2018.

(10)
Dr. Smith shares the power to vote and dispose of 3,907 shares.

(11)
Includes 53,146 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptar.

TRANSACTIONS WITH RELATED PERSONS

        Aptar or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with Aptar's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related person transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered related person transactions:

  •
  executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors. Since January 1, 2017, there have been no related person transactions for which disclosure is required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, Aptar believes that during 2017 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar's common stock pursuant to Section 16(a) of the Exchange Act.

AUDIT COMMITTEE REPORT

        Management is responsible for Aptar's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

        During the course of the fiscal year ended December 31, 2017, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

        In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar's management. In considering the independence of Aptar's independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2018".

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar's Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee
Maritza Gomez Montiel (Chair) King Harris Andreas C. Kramvis

OTHER MATTERS

Proxy Solicitation

        Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        Aptar's Annual Report/Form 10-K for the year ended December 31, 2017 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

        The 2019 annual meeting of stockholders is expected to be held on May 1, 2019. In order to be considered for inclusion in Aptar's proxy materials for the 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014 by November 22, 2018. Stockholders who intend to present a proposal or nominate a director at our 2019 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar's principal executive offices on or after February 1, 2019 and on or prior to March 3, 2019. A stockholder proposal or nomination must include the information requirements set forth in Aptar's Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 22, 2018 and include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

Robert W. Kuhn
Secretary

Crystal Lake, Illinois
March 22, 2018

APPENDIX A

APTARGROUP, INC.
2018 EQUITY INCENTIVE PLAN

        1.    Purpose.    The purpose of the AptarGroup, Inc. 2018 Equity Incentive Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining employees, non-employee directors, consultants, independent contractors and agents, (b) motivating award recipients by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of award recipients with those of the stockholders of the Company.

        2.    Definitions.    The following definitions are applicable to the Plan:

          (a)   "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

          (b)   "Board of Directors" means the Board of Directors of the Company.

          (c)   "Change in Control" has the meaning specified in Appendix A to the Plan.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

          (f)    "Common Stock" means Common Stock, par value $.01 per share, of the Company.

          (g)   "Company" means AptarGroup, Inc., a Delaware corporation, and its successors.

          (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i)    "Market Value" on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

          (j)    "participant" means any non-employee director of the Board, employee, consultant, independent contractor or agent of the Company or an Affiliate who has been granted an Award pursuant to the Plan.

          (k)   "performance goals" means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant's receipt of all or a part of a performance-based Award under the Plan.

  Performance goals may include, but are not limited to, the following corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

              (i)  Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes ("EBIT"); (3) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s) and (10) expense reduction;

             (ii)  Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total shareholder return; (9) increase in stockholder value; (10) attainment by a share of Common Stock of a specified Market Value for a specified period of time and (11) price-to-earnings growth; and

            (iii)  Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business; (11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

        Each such goal may be measured (A) on an absolute or relative basis; (B) on a pre-tax or post-tax basis or (C) comparatively with current internal targets, the past performance of the Company (including the performance of one or more Affiliates, business segments, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders' equity, shares outstanding, assets or net assets, or any combination thereof. At the Committee's discretion, the Committee may establish any other objective or subjective corporate-wide or Affiliate, division, operating unit or individual measures as performance goals, whether or not listed herein.

          (l)    "performance period" means the time period during which the performance goals applicable to a performance-based Award must be satisfied or met.

          (m)  "Prior Plan" shall mean the AptarGroup, Inc. 2016 Equity Incentive Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the effective date of this Plan.

          (n)   "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

          (o)   "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

          (p)   "Substitute Award" shall mean an Award (as defined in Section 6) granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR (as defined in Section 6).

        3.    Administration.    The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

        Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants; (2) to make Awards in such forms and amounts as it shall determine; (3) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate; (4) to approve the forms to carry out the purposes and provisions of the Plan; (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Awards shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Awards shall lapse and (iv) the performance goals (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other interim level. Notwithstanding the foregoing, except for any adjustment pursuant to Section 7(b) or in connection with a Change in Control, neither the Board of Directors nor the Committee shall without the approval of stockholders (i) amend the terms of outstanding Awards to reduce the exercise price of outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for cash, other Awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

        The Committee's determinations on matters within its authority shall be final, binding and conclusive. The Committee may delegate some or all of its power and authority hereunder to the Board of Directors (or any members thereof) or, subject to applicable law, to a subcommittee of the Board of Directors, a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

        No member of the Board of Directors or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company's Certificate of Incorporation and/or By-laws) and under any directors' and officers' liability insurance that may be in effect from time to time.

        4.    Shares Subject to Plan.    Subject to adjustment as provided in Section 7(b) and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all Awards under this Plan shall be 950,000 (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan on or after March 31, 2018), all of which may be issued under the Plan in connection with ISOs (as defined in Section 6(a)). The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to Awards. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or (ii) the cash settlement of such award, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall not again be available under the Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to such Award, (ii) if such shares were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option of SARs (iii) if withheld to pay the exercise price of stock options or SARs awarded hereunder or (iv) if repurchased by the Company on the open market with the proceeds of an option exercise. The number of shares that again become available pursuant to this paragraph shall be equal to one share for each share subject to an Award described herein; provided, however, any shares from a Prior Plan that become available under this Plan pursuant to this paragraph shall be added to this Plan based on the share deduction ratio set forth in such Prior Plan. At the time this Plan becomes effective, none of the shares of Common Stock available for future grant under any Prior Plan shall be available for grant under such Prior Plan.

        The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

        The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any non-employee director shall not exceed $500,000; provided, however, that the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board of Directors. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

        5.    Eligibility.    Participants in this Plan shall consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of the Company and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a non-employee director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

        6.    Awards.    The Committee may grant to eligible employees, non-employee directors, consultants, independent contractors and agents, in accordance with this Section 6 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units (each, an "Award" and, collectively, the "Awards").

          (a)   Options.

            a.     Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or nonqualified stock options, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company or any non-employee director, consultant, independent contractor or agent. To the extent that the aggregate Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as ISOs are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute nonqualified stock options.

            b.     The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of the grant; provided that if an ISO is granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common

    Stock shall not be less than the price (currently 110% of Market Value) required by the Code in order to constitute an ISO. Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

            c.     Subject to the minimum vesting requirements of Section 6(e), each option shall be exercisable at such time or times as the Committee shall determine at grant, provided that no option shall be exercised later than 10 years after its date of grant; provided that if an ISO shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.

            d.     An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise of the option having an aggregate Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (C) and (D), in each case to the extent set forth in the agreement relating to the option, (ii) by executing such documents as the Company may reasonably request and (iii) if applicable, by surrendering to the Company any tandem SARs which are cancelled by reason of the exercise of the option. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C), (D) or (E), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No shares of Common Stock shall be issued or delivered until the full purchase price therefore and any withholding taxes have been paid (or arrangement made for such payment to the Company's satisfaction). No dividends, or dividend equivalents, shall be paid on any options.

            e.     Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the option still subject to vesting provisions shall be forfeited by the participant.

          (b)   SARs.

            a.     An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a base price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The base price of a tandem SAR shall be the option price of the related option. The base price of an independent SAR shall be fixed by the Committee at not less than 100% of the Market Value of a share of Common Stock on the date of grant of the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Market Value on the date of exercise) or, to the extent provided in the Award agreement, cash or a combination thereof. No dividends, or dividend equivalents, shall be paid on any SAR. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

            b.     Subject to the minimum vesting requirements of Section 6(e), each SAR shall be exercisable at such time or times as the Committee shall determine at grant, provided that no SAR shall be exercised later than 10 years after its date of grant.

            c.     An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

            d.     Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the SAR still subject to vesting provisions shall be forfeited by the participant.

          (c)   Restricted Stock.

            a.     The Committee may award to any participant shares of Common Stock, subject to this Section 6(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). During the restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

            b.     Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock Award a restriction period (the "restriction period") of such length as shall be determined by the Committee. A restricted stock Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock; provided, however, that any distributions, including regular cash dividends, payable on the Common Stock during the restriction period or the performance period, as the case may be, shall be subject to the same restrictions as the shares of restricted stock with respect to which such distribution was made. Upon the lapse of all restrictions on a restricted stock Award, the Company shall remove the restrictions on any shares held in book entry form pursuant to Section 6(c)a or deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to Section 6(c)a.

            c.     Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

          (d)   Restricted Stock Units.

            a.     The Committee may award to any participant restricted stock units ("restricted stock units"), subject to this Section 6(d) and such other terms and conditions as the Committee may prescribe. Upon termination of the restrictions related thereto, each restricted stock unit shall be converted into one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award agreement, the Market Value of such share of Common Stock in cash.

            b.     Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock unit Award a restriction period (the "restricted stock unit restriction period") of such length as shall be determined by the Committee. A restricted stock unit Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restricted stock unit restriction period. Upon the lapse of all restrictions on a restricted stock unit Award, each restricted stock unit shall be settled by delivery of one share of Common Stock (or, to the extent provided for in the applicable Award agreement, cash) and, if applicable, the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates representing the number of shares of Common Stock.

            c.     Prior to the settlement of a restricted stock unit Award in shares of Common Stock, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Holders of restricted stock units shall be entitled to dividend equivalents, if determined by the Committee; provided, however, any dividend equivalents shall be subject to the same vesting conditions applicable to the underlying restricted stock unit Award.

            d.     Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restricted stock unit restriction period all restricted stock units still subject to restrictions shall be forfeited by the participant.

        (e)    Minimum Vesting and Performance Period Requirements.    The Committee shall determine the vesting schedule and performance period, if applicable, for each Award; provided that no Award shall become exercisable or vested prior to the one-year anniversary of the date of grant and no performance period shall be less than one (1) year; provided, however, that, such restrictions shall not apply to Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for Awards under this Plan. Notwithstanding the foregoing, the Board of Directors or Committee may provide that all or a portion of the shares subject to such Award shall vest immediately upon a Change in Control or may provide in any agreement relating to an Award that upon termination without cause, constructive discharge or termination due to death, disability, retirement or otherwise, an Award shall vest immediately or, alternatively, continue to vest in accordance with the vesting schedule but without regard to the requirement for continued employment or service only.

        (f)    Deferral of Awards.    To the extent permitted by Section 409A of the Code, the Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of ISOs, stock options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an Award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

        (g)    Surrender.    If so provided by the Committee at the time of grant, an Award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

        7.    Miscellaneous Provisions.

          (a)    Nontransferability.    No Award under the Plan shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each Award may be exercised or received during the participant's lifetime only by the participant or the participant's legal representative or similar person. Except as permitted by the second preceding sentence, no Award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. For the sake of clarity, no Award may be transferred by a participant for value or consideration.

          (b)    Adjustments.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share) and the terms of each outstanding restricted stock Award and restricted stock unit Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

          (c)    Tax Withholding.    The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award, payment by the holder of such Award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An agreement relating to an Award may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the "Tax Date") in the amount necessary to satisfy any such obligation or (2) the holder of the Award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company; (ii) in the case of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise; (iii) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (iv) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; or (v) any combination of (i), (iii) and (iv), in each case to the extent set forth in the agreement relating to the Award; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

          (d)    Listing and Legal Compliance.    The Committee may suspend the exercise or payment of any Award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee

          (e)    Beneficiary Designation.    To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

          (f)    Rights of Participants.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment or service at any time, nor confer upon any participant any right to continue in the employ or service of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No individual shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

          (g)    Foreign Employees.    Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

          (h)    Amendment.    The Committee may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

          (i)    Governing Law.    This Plan, each Award hereunder and the related Award agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

          (j)    Awards Subject to Clawback.    The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

        8.    Effective Date and Term of Plan.    The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding Awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board or Committee; provided, however, that no ISOs shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

        As adopted by the Board of Directors on March 19, 2018

Appendix A to the Plan

        "Change in Control" shall mean:

        (1)   the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided, further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

        (2)   individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided, further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

        (3)   consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

        (4)   consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 02, 2018 APTARGROUP, INC. Date: May 02, 2018 Time: 9:00 AM CDT One South Dearborn Street You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. 1234567 1234567 Envelope # # of # Sequence # 1 OF 2 12 15 0000358731_1 R1.0.1.17 Broadridge Internal Use Only Job # Sequence # See the reverse side of this notice to obtain proxy materials and voting instructions. APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 100 CRYSTAL LAKE, IL 60014 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1234567 1234567 1234567 234567 Meeting Information Meeting Type: Annual Meeting For holders as of: March 09, 2018 Location: Sidley Austin LLP Chicago, IL 60603 B A R C O D E

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow available and follow the instructions. Only 0000358731_2 R1.0.1.17 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Internal Use 1. Notice & Proxy Statement2. Annual Report How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 18, 2018 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Andreas C. Kramvis 1b. Maritza Gomez Montiel 1c. Jesse Wu 1d. Ralf K. Wunderlich The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Advisory vote to approve executive compensation. 3. Approval of 2018 Equity Incentive Plan. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2018. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. xxxxxxxxxx Cusip Envelope # # of # Sequence # 0000358731_3 R1.0.1.17 Broadridge Internal Use Only xxxxxxxxxx Job # Sequence # B A R C O D E 23456789012 2 2 2 2 12345678901 12345678901 12345678901 12345678901 12345678901 12345678901 12345678901 12345678901 12345678901 12345678901 Voting items

THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 Envelope # # of # Sequence # 0000358731_4 R1.0.1.17 Broadridge Internal Use Only THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Job # Sequence # NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E123,456,789,012.12345 THE COMPANY NAME INC. - 401 K123,456,789,012.12345 Reserved for Broadridge Internal Control Information

Reserved for Broadridge Internal Control Information

0000358731_4 R1.0.1.17

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only

Job #
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of # Sequence

If you would like to reduce the costs incurred by our company in mailing proxy Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Andreas C. Kramvis For 0 0 0 0 For 0 0 0 Against 0 0 0 0 Against 0 0 0 Abstain 0 0 0 0 Abstain 0 0 0 1b. Maritza Gomez Montiel NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. 1c. Jesse Wu 1d. Ralf K. Wunderlich FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Advisory vote to approve executive compensation. Approval of 2018 Equity Incentive Plan. 3. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2018. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000364522_1 R1.0.1.17 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Alternatively, you can e-mail us at inverstorrelations@aptar.com to request electronic delivery. VOTE BY PHONE - 1-800-690-6903 John Sample 234567 hand when you call and then follow the instructions. 1234567 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 100 CRYSTAL LAKE, IL 60014 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . APTARGROUP, INC. Annual Meeting of Stockholders May 2, 2018 9:00 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 2, 2018 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees and FOR proposals 2, 3 and 4. This proxy revokes any proxy previously given. Continued and to be signed on reverse side 0000364522_2 R1.0.1.17